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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

THOMPSON CREEK METALS COMPANY INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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THOMPSON CREEK METALS COMPANY INC.
26 West Dry Creek Circle, Suite 810
Littleton, Colorado 80120

NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS
AND PROXY STATEMENT
It is my pleasure to invite you to this year's annual and special meeting of shareholders of Thompson Creek Metals Company Inc., which will be held at the One King West Hotel in Toronto, Ontario on Thursday, May 7, 2015, at 10:00 a.m. (Eastern Time). The purpose of the annual and special meeting is to:

(1)	Elect the 7 directors named in this proxy statement;

(2)	Re-appoint KPMG LLP as our independent registered public accounting firm for the ensuing year and authorize our Board of Directors to fix its remuneration;

(3)	Conduct an advisory vote to approve the compensation of our named executive officers; and

(4)	Transact such other business as may properly come before the meeting or any adjournment thereof.
Our Board of Directors has fixed the close of business on March 16, 2015, as the record date, being the date for the determination of the registered holders of our common shares entitled to receive notice of, and to vote at, the annual and special meeting and any adjournment thereof. Each share of our common stock is entitled to one vote on all matters presented at the annual and special meeting.
Your vote is very important. Whether or not you plan to attend the annual and special meeting, we hope you will vote as soon as possible. For specific instructions on how to vote your shares, please refer to the section entitled "Questions and Answers" beginning on page 1 of this proxy statement.
If you are unable to attend the annual and special meeting, you will be able to view and listen to the meeting via the Internet. A live audio webcast of the meeting will be available at our website at www.thompsoncreekmetals.com under "Investors—Events Calendar—2015 Annual Meeting of Shareholders Conference Call/Webcast."
Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be held on May 7, 2015:
This proxy statement and our 2014 annual report are available at https://noticeinsite.tmxequity.com/ThompsonCreekAGM2015. This year, as described in the notice and access notification mailed to shareholders, we are using the notice and access method under Canadian securities laws for delivering this notice and the proxy statement to certain shareholders, which substantially reduces our printing and mailing costs. Shareholders may request a printed copy of the proxy statement at no cost in the manner set out in the proxy statement. The notice and the proxy statement will also be available at https://noticeinsite.tmxequity.com/ThompsonCreekAGM2015 as of March 18, 2015 and will remain on the website for one full year thereafter, and will be available on SEDAR at www.sedar.com and EDGAR at www.sec.gov.
By Order of the Board of Directors,
/s/ Jacques Perron
JACQUES PERRON
President and Chief Executive Officer

This notice of annual and special meeting and proxy statement and form of proxy are being distributed on or about
March 27, 2015.

i

QUESTIONS AND ANSWERS

2015 Annual and Special Meeting of Shareholders of Thompson Creek Metals Company Inc.
Proxy Materials

1.	Why am I receiving these materials?
The Board of Directors (the "Board") of Thompson Creek Metals Company Inc. ("Thompson Creek," the "Company," "we," "us" or "our") has made these materials available to you in connection with Thompson Creek's annual and special meeting of shareholders, which will be held at the One King West Hotel in Toronto, Ontario on Thursday, May 7, 2015, at 10:00 a.m. (Eastern Time). As a shareholder as of the record date, you are invited to attend the annual and special meeting and to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under the rules of the U.S. Securities and Exchange Commission (the "SEC") and applicable Canadian regulations and that is designed to assist you in voting your shares.

2.	Why did I receive a Notice and Access Notification but no proxy materials?
In November 2012, the Canadian Securities Administrators announced the adoption of regulatory amendments to securities laws governing the delivery of proxy materials by public companies. As a result, public companies are now permitted to advise their shareholders of the availability of all proxy materials on an easily-accessible website, rather than mailing physical copies of the materials.
We have elected to use a stratified "notice and access" approach under applicable Canadian securities laws pursuant to which our shareholders in the U.S. will receive a printed copy of the proxy materials while shareholders in Canada will receive only the required notification documentation under the notice and access provisions, which will not include a paper copy of the proxy statement or annual report. This approach conserves paper and reduces our costs of printing and distributing the proxy materials, while providing our shareholders with a convenient method of accessing the materials and voting. On or about March 27, 2015, we mailed to our U.S. shareholders full sets of our proxy materials, and we mailed to our Canadian shareholders a Notice and Access Notification and accompanying Voting Instruction Form containing instructions on how to access the proxy materials online, how to vote online, by telephone or by mail, and how to request a paper copy of this proxy statement and related materials, including our 2014 Annual Report.
Our proxy materials are posted on the following website https://noticeinsite.tmxequity.com/ThompsonCreekAGM2015 as of March 18, 2015, and will remain on the website for one full year thereafter. The proxy materials will also be available under our profile on the Canadian System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com (Canada) or at www.sec.gov (U.S.) as of March 18, 2015. Shareholders who wish to receive paper copies of the proxy materials may request copies from TMX Equity Transfer Services by calling, toll-free, 1-866-393-4891. Proxy materials will be sent to such shareholders at no cost to them within three business days of their request, if such requests are made before the meeting.

3.	What is included in the proxy materials?
The proxy materials include:
• Our proxy statement for the annual and special meeting of shareholders;
• A proxy card or voting instruction card for the annual and special meeting; and
• Our 2014 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

4.	What information is contained in this proxy statement?
The information in this proxy statement relates to the proposals to be voted on at the annual and special meeting, the voting process, the Board and committees of the Board, corporate governance matters, the compensation of our directors and certain executive officers for 2014 and other required information.

5.	I share an address with another shareholder, and we received only one copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Beneficial holders who own their shares through a broker, trustee or other nominee and who share an address with another such beneficial owner are only being sent one set of proxy materials, unless such holders have provided contrary instructions. If you wish to receive a separate copy of these materials, or if you are receiving multiple copies and would like to receive a single copy, please contact our Director of Investor Relations by phone at (303) 762-3526, or by writing to Investor Relations, Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120. We will promptly deliver upon request a separate copy of these materials to any holder at a shared address to which a single copy of the proxy materials were delivered.
6. How may I obtain additional copies of the proxy materials, the 2014 Annual Report or the Annual Report on Form 10K for the fiscal year ended December 31, 2014?
All shareholders may request a free copy of the proxy materials or of the 2014 Annual Report, which includes our 2014 Form 10-K, by contacting our Director of Investor Relations by phone at (303) 762-3526, or by writing to Investor Relations, Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120.
Alternatively, shareholders can access our proxy materials and our 2014 Annual Report on our website at www.thompsoncreekmetals.com under "Investors—Regulatory Filings—2015 Annual Meeting Materials."
Voting Information
7. What items of business will be voted on at the annual and special meeting?
The items of business scheduled to be voted on are:

•	Election of directors (Proposal 1);
• Re-appointment of KPMG LLP as our independent registered public accounting firm for the ensuing year and the authorization of our Board to fix KPMG LLP's remuneration (Proposal 2);
• Advisory vote to approve the compensation of our named executive officers (Proposal 3); and
• Transaction of such other business as may properly come before the meeting or any adjournment thereof.
8. How does the Board recommend that I vote?
Our Board recommends that you vote FOR each of the nominees for election to the Board (Proposal 1); FOR the appointment of KPMG LLP as our independent registered public accounting firm for the ensuing year and the authorization of our Board to fix its remuneration (Proposal 2); and FOR the approval of the compensation of our named executive officers (Proposal 3).
9. What is the difference between holding shares as a shareholder of record and as a beneficial owner?
Most Thompson Creek shareholders hold their shares through a broker, trustee or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially:
• Shareholder of record — If your shares are registered directly in your name with our transfer agent, you are considered, with respect to those shares, the "shareholder of record." As the shareholder of record, you have the right to grant your voting proxy directly to Thompson Creek or to a third party, or to vote in person at the meeting.
• Beneficial owner — If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered the "beneficial owner" of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee or nominee how to vote and you also are invited to attend the annual and special meeting. However, because a beneficial owner is not the shareholder of record, you will not be entitled to vote your beneficially-owned shares in person at the meeting unless you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting.
10. What shares can I vote?
Each holder of shares of Thompson Creek common stock issued and outstanding as of the close of business on March 16, 2015, the record date for the annual and special meeting, is entitled to cast one vote per share on all items being voted upon at the annual and special meeting. You may vote all shares owned by you as of this time, including (1) shares held directly in your name as the shareholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee. On the record date, Thompson Creek had 214,595,329 shares of common stock issued and outstanding.
11. How can I vote my shares in person at the annual and special meeting?
Shares held in your name as the shareholder of record may be voted in person at the meeting.

Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the meeting only if you obtain a "legal proxy" from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.
12. How can I vote my shares without attending the annual and special meeting?
You may vote by mail, and you may be able to vote on the Internet, in each case by proxy, all as further described below.
• By mail — In order to vote by mail, you must complete, sign and date the proxy card or voting information card and return it to TMX Equity Transfer Services in the envelope provided, or return it to our principal office at 26 West Dry Creek Circle, Suite 810, Littleton, CO 80120, Attention: Corporate Secretary. The persons named as proxy holders in the proxy card or voting information card are officers and directors of the Company. If you want to appoint some other person to serve as your proxy holder to cast your vote at the meeting, you may do so and the person need not be a shareholder. If you wish to do so, you should insert the other person's name in the blank space provided in the enclosed form of proxy or voting information card. If you return your signed proxy card or voting information card but do not indicate your voting preferences, the persons named in the proxy card or voting information card as proxy holders will vote the shares represented by that proxy as recommended by our Board.
• On the Internet — Instructions are included with the Notice and Access Notification, the proxy card or voting information card that indicate whether the way your shares are held permits you to vote over the Internet and how to vote using such alternate means.
Each holder of our common stock who does not expect to be present at the annual and special meeting or who plans to attend but who does not wish to vote in person is urged to fill in, date and sign the enclosed proxy or voting information card and return it promptly in the enclosed return envelope or vote on the Internet.
13. What is the deadline for voting my shares?
If you hold shares as a shareholder of record, your vote by proxy must be received in each case by 10:00 a.m. (Mountain Time) on May 5, 2015, or no later than 48 hours (excluding Saturdays, Sundays and holidays) before the time of any adjourned meeting.
If you are the beneficial owner of shares held through a broker, trustee or other nominee, please follow the voting instructions provided by your broker, trustee or other nominee.
14. May I change my vote?
Yes. If you are the shareholder of record, you may change your vote by submitting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice to us at our principal office at the address set forth in Question 12 above that you wish to revoke a proxy that has already been submitted at any time up to and including the last business day preceding the day of the annual and special meeting, or by notifying the Chairman of the meeting on the day of the meeting that you wish to revoke a proxy that has already been submitted.
If you are the beneficial owner of shares held through a broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your broker, trustee or nominee according to the instructions provided by your broker, trustee or nominee or, if you have obtained a legal proxy from your broker or nominee giving you the right to vote your shares, by attending and voting in person.
15. How are votes counted? What is the voting requirement to approve each of the proposals?
Proposal 1.
In the election of directors, you may vote "FOR" each of the nominees, or you may indicate that authority to vote for any nominee is "WITHHELD." The 7 nominees for director receiving the highest number of "FOR" votes cast in person or by proxy at the annual and special meeting will be elected.
If the number of shares "WITHHELD" with respect to an incumbent director exceeds the number of shares voted in favor of that nominee then, under the Board of Directors' Voting Policy, the nominee will be considered not to have received the support of shareholders (even though duly elected as a matter of corporate law). As soon as possible consistent with an orderly transition, but in any event within 90 days, following certification of the shareholder vote, our Board will accept the director's resignation. In accordance with our Board of Directors' Voting Policy, our Board will nominate for election or re-election as a director in uncontested elections only candidates who agree to tender an irrevocable resignation that will be effective upon acceptance by our Board promptly following their failure to receive more votes in favor than withheld for election or re-election at the next meeting at which they would face election or re-election. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation.
Under the rules of the New York Stock Exchange (NYSE), brokers do not have discretionary authority to vote shares with respect to the election of director nominees in an uncontested election without direction from the beneficial owner. Broker non-votes are not counted as votes "FOR" or "WITHHELD" with respect to the election of directors. Therefore, a broker non-vote will have no effect in determining whether Proposal 1 has been approved by the shareholders.
We have adopted advance notice provisions in our Articles of Continuance. These guidelines provide that only persons who are nominated in accordance with our Articles of Continuance shall be eligible for election as directors of the Company. As we did not receive any nominations within the time periods set out in the Articles of Continuance, the only persons eligible for nomination as directors at the meeting are the 7 nominees set out in this proxy statement.
Proposal 2.
With respect to the proposed appointment of KPMG LLP as our independent registered public accounting firm for the ensuing year and authorization of our Board to fix its remuneration, you may vote "FOR," "AGAINST" or "ABSTAIN." The affirmative vote of the holders of a majority of the votes cast, either in person or by proxy, at the meeting will be required for the approval of this proposal. Abstentions are not counted as votes "FOR" or "AGAINST" this proposal and will have no effect in determining whether this proposal has been approved by our stockholders.
Proposal 3.
You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to the approval, on an advisory basis, of the compensation of our named executive officers. The affirmative vote of the holders of a majority of the votes cast, either in person or by proxy, at the meeting will be required for the approval of this proposal. Abstentions and, if applicable, broker non-votes, are not counted as votes "FOR" or "AGAINST" this proposal. Therefore, an abstention or a broker non-vote will have no effect in determining whether this proposal has been approved by our stockholders. Because your vote on this proposal is advisory, it will not be binding on us, the Board, or the Board's Compensation Committee.
16. Is cumulative voting permitted for the election of directors?
No, you may not cumulate your vote in the election of directors.
17. What happens if additional matters are presented at the annual and special meeting?
Other than the three items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual and special meeting. If you grant a proxy, the directors and officers of the Company named as proxy holders will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any nominee named in this proxy statement is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate as may be nominated by the Board.
18. Who will count the votes at the annual and special meeting?
Our Board has appointed TMX Equity Transfer Services, our transfer agent and registrar, to serve as scrutineer to tabulate and certify the votes at the annual and special meeting.
19. Who will bear the cost of soliciting votes for the annual and special meeting?
Thompson Creek is making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing the notices and these proxy materials and soliciting votes. In addition to the mailing of the notices, notification regarding notice and access and these proxy materials, as applicable, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We also will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy and solicitation materials to shareholders.
20. Where can I find the voting results of the annual and special meeting?
We intend to announce preliminary voting results at the annual and special meeting and publish the final voting results in a Report of Voting Results to be filed on SEDAR and in a Current Report on Form 8-K to be filed with the SEC, each within four business days after the meeting. In accordance with Toronto Stock Exchange ("TSX") policies, following the meeting we will promptly issue a news release disclosing the detailed voting results for the election of each director.

21. What if I have questions for Thompson Creek's transfer agent?
Please contact Thompson Creek's transfer agent, at the phone number, mailing address or email address listed below, with questions concerning stock certificates, transfer of ownership or other matters pertaining to your stock account.
TMX Equity Transfer Services
Investor Services Department
200 University Avenue, Suite 300
 Toronto, Ontario  M5H 4H1
(866) 393-4891 (outside of Canada)
(416) 361-0930 (Canada)
investor@equityfinancialtrust.com
Annual and Special Meeting Information
22. How can I attend the annual and special meeting?
You are entitled to attend the annual and special meeting only if you were a Thompson Creek shareholder or joint shareholder as of the close of business on March 16, 2015 or if you hold a valid proxy for the meeting. You must present photo identification for admittance. If you are a shareholder of record, your name will be verified against the list of shareholders of record or plan participants on the record date prior to your admission to the meeting. If you are not a shareholder of record but hold shares through a broker, trustee or nominee, you must provide proof of beneficial ownership on the record date, such as your most recent account statement prior to March 16, 2015 or other similar evidence of ownership.
If you do not provide photo identification or comply with the other procedures outlined above, you will not be admitted to the annual and special meeting.
The meeting will begin promptly at 10:00 a.m. (Eastern Time). Check-in will begin at 9:00 a.m. (Eastern Time), and you should allow sufficient time for the check-in procedures.
If you are unable to attend the annual and special meeting, you will be able to view and listen to the meeting via the Internet. A live audio webcast of the meeting will be available at our website at www.thompsoncreekmetals.com under "Investors—Events Calendar—2015 Annual Meeting of Shareholders Conference Call/Webcast."
23. How many shares must be present or represented to conduct business at the annual and special meeting?
The presence at the meeting of at least two persons, each being a shareholder entitled to vote thereat or a duly appointed proxy for a shareholder so entitled, representing at least 25% of the shares entitled to vote at the meeting, will constitute a quorum. As of March 16, 2015, we had 214,595,329 shares of our common stock outstanding. Therefore, the presence of at least two holders of our common stock or a duly appointed proxy for a shareholder so entitled, representing at least 53,648,833 votes, will be required to establish a quorum. Both abstentions and broker non-votes described above in Question 15 are counted for the purpose of determining the presence of a quorum.
Shareholder Proposals and Director Nominations
24. What is the deadline to propose actions for consideration at next year's annual meeting of shareholders?
If any of our shareholders intends to present a proposal for consideration at the next annual meeting of shareholders and desires to have such proposal included in the proxy statement and form of proxy distributed by our Board with respect to such meeting pursuant to Rule 14a-8 under the Exchange Act, such proposal must be received in writing at our offices, 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120, Attention: Corporate Secretary no later than November 28, 2015, unless the date of the 2016 annual meeting of shareholders is more than 30 days before or after May 7, 2016, in which case the proposal must be received a reasonable time before we begin to print and send our proxy materials.
25. How may I recommend or nominate individuals to serve as directors?
You may recommend director candidates for consideration by the Board's Corporate Governance and Nominating Committee. Recommendations should be made in writing, including the candidate's written consent to be nominated and to serve, and sufficient background information on the candidates to enable our Corporate Governance and Nominating Committee to properly assess the candidate's qualifications. Recommendations should be addressed to our Corporate Secretary at our principal office at the address set forth in Question 24 above.
Shareholders should note that any nominations for an individual for election as a director of the Company must comply with the timing and notice requirements set forth in the advance notice provision included in our Articles of Continuance.

DIRECTORS AND EXECUTIVE OFFICERS
Directors
The following paragraphs provide information about each of our director nominees and the attributes and skills that led our Board to the conclusion that he or she should serve as a director. We believe that all of our director nominees possess the highest personal and professional ethics, integrity and values. Each director has also demonstrated business acumen and an ability to exercise sound judgment and is committed to representing the long-term interests of our shareholders. Finally, we value our directors' significant experience on other public company boards of directors and board committees.
Information about the number of shares of common stock beneficially owned by each director appears below under the heading “Security Ownership of Certain Beneficial Owners, Directors and Management.” There are no family relationships among any of our director nominees and executive officers.
Jacques Perron—President, Chief Executive Officer and Director (53). Mr. Perron has been our Chief Executive Officer and a member of the Board since October 2013. In December 2014, he was also appointed as our President. He has worked in the mining industry for 30 years and has extensive technical and operations experience. Prior to joining Thompson Creek, Mr. Perron was President and Chief Executive Officer of St Andrew Goldfields Ltd. since 2007. Previous senior management positions include Senior Vice President of IAMGOLD Corporation from 2006 to 2007 and Vice President, Canada of Cambior Inc. from 2004 to 2006. From 1984 to 2004, Mr. Perron held a variety of increasingly senior management positions with Cameco, Inc., Placer Dome Canada Limited, Breakwater Resources Ltd., Cambior Inc., JS Redpath Ltd. and Noranda Inc. Mr. Perron has also been a director of the Canadian Mineral Industry Education Foundation since 2007. Mr. Perron has a Bachelor of Science degree in Mining Engineering from l'École Polytechnique de Montréal.
We believe Mr. Perron's qualifications to sit on our Board of Directors include his CEO experience leading our Company and another publicly-listed mining company, his experience making and executing strategic business decisions at multiple companies, his extensive knowledge of and experience in the mining industry, and his day-to-day knowledge of the Company and its operations.
Timothy J. Haddon—Chairman (66). Mr. Haddon joined our Board in May 2007, and became our Chairman in October 2013. He had previously served as our Lead Director since December 2007. Mr. Haddon is currently the President, Chief Executive Officer, a director and 50% owner of International Natural Resource Management Co., a private company which has invested in and provided consulting services to the mining industry. He has held those positions since 2002. Since August 2014, he has serves on the board of directors of Midway Gold Corp., a mining company listed on the Toronto Stock Exchange (the "TSX") and the NYSE MKT LLC. He served as a director of Alacer Gold Corp. (previously named Anatolia Minerals Development Limited), a gold mining company listed on the Toronto and Australian Stock Exchanges, from September 1998 to September 2013 and served as Chairman from May 2003 to February 2011 and again from August 2011 to September 2013. From April 2010 to December 2013, Mr. Haddon served as a director of International Tower Hill Mines Ltd., a mining company listed on the TSX, and from May 2009 to December 2013, he served on the advisory board of Pala Investments AG, a fund focused on investments associated with the mining industry. He has served as a director of publicly traded companies since 1989, and has held the position of CEO at multiple mining companies including Amax Gold Inc., where he served as the President and Chief Executive Officer from 1989 to 1993. Mr. Haddon serves on the Board of Trustees of the Colorado School of Mines, where he obtained a Bachelor of Science in Mining Engineering.
We believe Mr. Haddon's qualifications to sit on our Board of Directors include his CEO experience, his extensive experience as a public company director, his educational training as a mining engineer, and his more than 40 years of experience working in the mining industry with numerous public mining, development and exploration companies.
Denis C. Arsenault—Director (59). Mr. Arsenault joined our Board in May 2005. Mr. Arsenault served as the Chief Financial Officer of Sulliden Gold Corporation Ltd., a mining company listed on the TSX, from November 2010 to August 2014. He has held a variety of senior financial positions in a range of sectors, including mining and resources, communications, truck trailer manufacturing and life sciences. Mr. Arsenault's experience includes chairing and serving on audit committees, compensation committees, governance committees and other special committees of various public and private companies. Mr. Arsenault currently serves as a member of the boards of directors of the following Canadian mining companies: Murchison Minerals Ltd. (since June 2014), MBAC Fertilizer Corp. (since 2009) and Stonegate Agricom Ltd. (since 2008). From 2006 to 2013, Mr. Arsenault served on the board of directors of Rockcliff Resources Inc. From 2004 to 2012, Mr. Arsenault served on the board of directors of Alliance Grain Traders Inc. From 2006 to 2009, Mr. Arsenault served as the Chief Financial Officer of Central Sun Mining Inc. (formerly Glencairn Gold

Corporation), a Canadian mining company. Mr. Arsenault began his career with KPMG in 1981, and he later co-founded Wasserman Arsenault, Chartered Accountants. Mr. Arsenault holds a Bachelor of Commerce from the University of Toronto. Mr. Arsenault is a Chartered Accountant with 30 years of experience.
We believe Mr. Arsenault's qualifications to sit on our Board of Directors include his significant financial and accounting experience in the mining and manufacturing industries, including as a chief financial officer of multiple companies, and his extensive service on other boards, including as a member of numerous audit, compensation, governance and special committees.
Carol T. Banducci—Director (55). Ms. Banducci joined our Board in May 2010. Ms. Banducci is Executive Vice President and Chief Financial Officer of IAMGOLD Corporation. She joined IAMGOLD in July 2007, and she currently oversees all aspects of the finance, information technology and investor relations functions. IAMGOLD is a mid-tier gold mining company listed on the NYSE and the TSX. From August 2011 to January 2015, Ms. Banducci acted as Chair of the Board of Directors of Niobec Inc, then a wholly-owned subsidiary of IAMGOLD and the second largest producer of ferroniobium in the world. From January 2009 to August 2010 and from June 2014 to present, Ms. Banducci has served as a director of Euro Resources SA, a French company focused on precious metal royalties listed on the Euronext in Paris. From November 2005 through June 2007, Ms. Banducci was Vice President, Financial Operations and a director (from 2006 to 2007) of Royal Group Technologies, where she led comprehensive integration, restructuring and cost improvement initiatives. Prior to 2004, Ms. Banducci was Vice President and Chief Financial Officer of Canadian General‑Tower Limited, and held other senior level finance positions with the world's leading suppliers of explosives and blasting technology, including Vice President and Chief Financial Officer of Orica Explosives North America; Vice President, Finance and Information Technology and Chief Financial Officer of ICI Explosives Canada & Latin America; International Controller of ICI International Explosives; and Treasurer of ICI Canada Inc. Ms. Banducci has extensive finance experience in statutory and management reporting, audit, forecasts, capital programs, treasury, tax, acquisitions and divestments, pension fund management, insurance and information technology. She holds a Bachelor of Commerce degree from the University of Toronto.
We believe Ms. Banducci's qualifications to sit on our Board of Directors include her extensive experience as Chief Financial Officer of a publicly-traded mining company, her experience as a board member for other mining companies, and her more than 20 years of financial management and strategic leadership experience with leading global companies, including other mining companies.
James L. Freer—Director (67). Mr. Freer joined our Board in August 2008. Mr. Freer retired in June 2008 from Ernst & Young LLP, one of the largest global audit and accounting firms, after serving as a Certified Public Accountant in various positions for 38 years, during which time he was the lead audit partner for another publicly-traded mining company. At Ernst & Young, Mr. Freer was Managing Partner of the Pacific Southwest Area (Los Angeles) from 1995 to 2000 and the Northwest Area (Seattle) from 1991 to 1995. From 2000 until his retirement, Mr. Freer was a member of the Ernst & Young Americas Executive Board in New York, which is responsible for governance and strategy, and a member of the Americas Operations Committee. He also served as Americas Vice-Chair with lead responsibility for all aspects of the firm's over 35,000 employees, including compensation, technical and other training, policies, culture, retention and development. Mr. Freer holds a Bachelor of Science in Business Administration from Central Washington University.
We believe Mr. Freer's qualifications to sit on our Board of Directors include his significant financial, accounting and management experience, including his auditing experience in the mining industry.
James P. Geyer—Director (62). Mr. Geyer joined our Board in May 2007. Mr. Geyer is Vice President North America of Stonegate Agricom Ltd., a TSX- listed mineral development company, and President of its wholly-owned subsidiary Paris Hills Agricom Inc. Mr. Geyer originally joined Stonegate in September 2010. From February 1997 to August 2010, he was Senior Vice President of Gold Reserve Inc., a publicly-traded gold exploration and development company. He has been a director of Gold Reserve Inc. since February 1997. From 1987 to 1997, he held various management and operations positions with Pegasus Gold Corporation, the latest being Vice President, Operations. From 1975 to 1987, he held various positions with AMAX Inc. Mr. Geyer holds a Bachelor of Science in Mining Engineering from the Colorado School of Mines. Mr. Geyer has over 40 years of experience in the mining business.
We believe Mr. Geyer's qualifications to sit on our Board of Directors include his extensive experience in the mining industry in management, engineering, operations, finance, environmental, permitting and exploration functions, and his experience as an executive officer and director for other publicly-traded mineral development companies.

Anne E. Giardini—Director (55). Ms. Giardini joined our Board in May 2014. Ms. Giardini is the Chancellor of Simon Fraser University. Previously, she served as President of Weyerhaeuser Company Limited ("Weyerhaeuser Ltd."), until October 2014. Weyerhaeuser Ltd. is the Canadian subsidiary of Weyerhaeuser Company, an international forest products company listed on the New York Stock Exchange ("Weyerhaeuser"). She joined Weyerhaeuser Ltd. in 1994 and served as its Assistant General Counsel and then its Vice President and General Counsel prior to her appointment as President in 2008. Ms. Giardini oversaw Weyerhaeuser Ltd.'s Canadian operations and worked closely with senior management of Weyerhaeuser in the U.S. and Canada on various corporate, legal, policy, and strategic matters. Ms. Giardini's experience includes chairing and serving on the boards of various organizations and industry groups, including the Board of Governors, Simon Fraser University, the Vancouver Board of Trade, and the Forest Products Association of Canada. She has been recognized extensively for her leadership and achievements in business and law, and she was a member of the Federal Advisory Council for Promoting Women on Boards in 2013. Ms. Giardini holds an L.L.M. from Trinity Hall, University of Cambridge, an L.L.B. from the University of British Columbia, and a B.A. from Simon Fraser University.

We believe Ms. Giardini's qualifications to sit on our Board of Directors include her significant experience as an executive in the natural resources industry in British Columbia and her legal and leadership expertise.

Executive Officers
The following sets forth certain information regarding our executive officers as of the date of this proxy statement. Information pertaining to Mr. Perron, who is both a director and an executive officer, may be found above under "Directors."
Pamela L. Saxton—Executive Vice President and Chief Financial Officer (62). Ms. Saxton joined the Company in August 2008 and became Chief Financial Officer and Vice President, Finance in October 2008. Ms. Saxton was promoted to Executive Vice President and Chief Financial Officer in August 2011. Ms. Saxton has over 30 years of domestic and international finance and accounting experience within and outside the mining industry. Prior to joining the Company, she was Vice President, Finance-U.S. Operations for Franco‑Nevada U.S. Corporation, a mining company, from 2007 to 2008. Prior to joining Franco‑Nevada, Ms. Saxton was Vice President and Chief Financial Officer of NewWest Gold Corporation from 2006 to 2007. From 2004 to 2006, she was Vice President and Controller, Payments Division, of First Data Corporation; from 1994 to 2003, she was Vice President Finance, Corporate Controller and Chief Accounting Officer of J.D. Edwards & Company; and from 1987 to 1994, she was Vice President and Controller of Amax Gold, Inc. and Assistant Controller of Cyprus Amax Minerals Company. Ms. Saxton holds a Bachelor of Science in Accounting from the University of Colorado in Boulder. She is a member and past Chair of the Board of the Colorado Association of Commerce and Industry. She also serves as Trustee for the Viola Vestal Foundation, which provides scholarships to universities primarily for mining programs.
Mark A. Wilson—Executive Vice President and Chief Commercial Officer (60). Mr. Wilson joined the Company in 2005 and became Vice President, Sales and Marketing in 2006. Mr. Wilson was promoted to Executive Vice President and Chief Commercial Officer in August 2011. Mr. Wilson has worked for 30 years in the mining industry and has extensive experience in marketing, business development and finance. Prior to joining the Company, he consulted for Climax Molybdenum Company on new product development (2001‑2002) and served as President, Chief Executive Officer and Chief Financial Officer for Goldbelt Resources Ltd., a Canadian public company focused on mineral exploration in Kazakhstan (1996‑1999). From 1981 to 1996, he was employed by Cyprus Amax Minerals Company in increasingly responsible roles including Vice President of Business Development and Manager of Molybdenum Marketing. Mr. Wilson holds a B.S. in Geology and Geophysics from Yale University and a M.A. in Law and Diplomacy from the Fletcher School of Law and Diplomacy.
Wendy Cassity—Vice President, General Counsel and Secretary (40). Ms. Cassity joined the Company as Vice President, General Counsel and Secretary in September 2010. Ms. Cassity oversees the Company’s legal department as well as the Company’s compliance, land, First Nations relations and government affairs functions and serves as the General Counsel and Secretary. She worked as an attorney from 2004 to 2009 at McDermott Will & Emery LLP in New York and from 2000 to 2004 at Cravath, Swaine & Moore LLP in New York, where she represented public and private clients in corporate transactions including mergers and acquisitions and debt and equity financings. She holds a B.A. from the University of Arizona in English and history and a J.D. from Columbia University School of Law.

Geoffrey Ramey—Vice President, Human Resources & HR Systems (40). Mr. Ramey joined the Company as Vice President, Human Resources & HR Systems in September 2014. He has 15 years of human resources, administration and technology experience with a variety of private and public companies in several different industry sectors. Prior to joining Thompson Creek, Mr. Ramey was Vice President, Human Resources and Business Technology Solutions at St Andrew Goldfields Ltd. since 2009. From 1999-2008 Mr. Ramey worked as a Human Resources professional with increasingly senior HR, administrative and systems related positions at Vizible Corporation, Yahoo! Canada, Xstrata, LoyaltyOne and Cap Gemini Ernst & Young Canada. Mr. Ramey recently served on the Canadian board of directors of the Human Resources Professionals Association. Mr. Ramey has a Bachelor of Arts degree in Labour Studies from McMaster University and a Business Administration diploma specializing in Human Resources and HR Systems from the Sheridan Institute of Technology and Advanced Learning. Mr. Ramey is also involved in providing HR and IT services to the Coast to Coast Against Cancer Foundation.

CORPORATE GOVERNANCE AND BOARD MATTERS
Role of Our Board of Directors
The mandate of our Board of Directors is to supervise the management of our business and affairs and to act with a view towards our best interests, including managing our assets and promoting growth for the benefit of our shareholders. In discharging its mandate, our Board has the following specific responsibilities, among others:

•	The assignment to the various committees of directors the general responsibility for developing our approach to:
(i)  corporate governance issues;
(ii)  financial reporting and internal controls;
(iii) issues relating to compensation of officers and employees; and
(iv) environmental, health and safety issues;

•	Approving disclosure and securities compliance policies, including our communications policies;

•	Evaluating the performance of our Chief Executive Officer and other executives and ensuring successful management succession;

•	Reviewing our strategic planning processes, approving key strategic plans that take into account business opportunities and business risks and monitoring performance against such plans;

•	Approving our policies regarding delegation of responsibility and financial authority;

•	Reviewing and approving corporate objectives and goals applicable to our senior management;

•	Reviewing with senior management major corporate decisions and approving such decisions as they arise;

•	Obtaining periodic reports from senior management on our operations including, without limitation, reports on environment, health and safety matters; and

•	Performing such other functions as prescribed by law or assigned to the Board in our constating documents.
Our Board discharges its responsibilities directly and through its committees, as further discussed below.
A copy of our Corporate Governance Guidelines, which sets out the Board's mandate, its responsibilities and the duties of its members, can be found on our website at www.thompsoncreekmetals.com under "Company — Corporate Governance."
Director Independence
At its meeting on March 17, 2015, the Board determined that the following directors, comprising all of our non-employee directors and representing a majority of the Board, are "independent" under the listing standards of the NYSE and the TSX, SEC and Canadian securities regulations and our Independence Guidelines: Mr. Arsenault, Ms. Banducci, Mr. Freer, Mr. Geyer, Ms. Giardini and Mr. Haddon. Thomas O'Neil was determined to have been independent during the period of time in which he served on the Board in 2014. Mr. Perron was determined not to be independent as he is an officer of our Company. In order to assist the Board in making its determinations, the Board has adopted Independence Guidelines as part of our Corporate Governance Guidelines, which are available on Thompson Creek's website at www.thompsoncreekmetals.com under "Company — Corporate Governance." These Independence Guidelines identify, among other things, material business, charitable, familial and other relationships that could interfere with a director's ability to exercise independent judgment. If there is a relationship between us and a director that is not directly addressed by the Independence Guidelines, our Corporate Governance Guidelines provide that the determination regarding whether such director is independent will be made by the other members of our Board who are independent.
To facilitate the functioning of our Board independently of management, we have implemented the following structures and processes:

•	We have an independent Chairman of the Board;

•	There are no current or former members of management on our Board other than Mr. Perron, our Chief Executive Officer;

•	When appropriate, members of management, including our Chief Executive Officer, are not present for the discussion and determination of certain matters at meetings of our Board;

•	Under our Articles of Continuance, any two directors may call a meeting of the Board;

•	Our Chief Executive Officer's compensation is considered, in his absence, by the Compensation Committee at least once a year and approved by our Board in an executive session; and

•	In addition to the standing committees of our Board, independent committees are appointed from time to time, when appropriate.
In the event of Board-level discussions pertaining to a potential transaction, relationship or arrangement involving an organization with which a director is affiliated, that director would be expected to recuse himself or herself from the deliberation and decision-making process.
Board Leadership Structure
Timothy J. Haddon, an independent director, has served as Chairman of our Board since October 2013. Prior to his appointment as Chairman, he served as Lead Director since December 2007. The Board believes that it is in the best interests of our Company and our shareholders to have an independent director lead our Board at this time.
The Chairman of the Board position demands an individual with strong leadership skills and a comprehensive knowledge of our Company. Our Board believes it should appoint the best person for the job in this position, regardless of whether such person is someone who is currently serving, or has previously served, as one of our executive officers. However, we note that Mr. Haddon is not currently, and has not previously served, as an executive officer of the Company. Our Board reaffirms the appointment of our Chairman of the Board on an annual basis.
Our Chairman is designated by the Board to act as a leader of the Board and enhance and protect, with the committees of the Board, the independence of the Board. The Chairman's duties and responsibilities include:

•	Presiding at Board meetings;

•	Providing leadership to the Board to enhance the Board’s effectiveness, including:

•
Ensuring that the responsibilities of the Board are well understood by both the Board and management, and that the boundaries between Board and management responsibilities are clearly understood and respected to facilitate independent functioning and maintain an effective relationship between the Board and management;

•Ensuring that the Board works together as a cohesive team with open communication;

•	Ensuring that the resources available to the Board (in particular timely and relevant information) are adequate to support its work;

•	Ensuring that a process is in place by which the effectiveness of the Board and its committees (including size and composition) is assessed at least annually; and

•	Ensuring that a process is in place by which the contribution of individual directors to the effectiveness of the Board and committees is assessed at least annually;

•	Ensuring the proper functioning of the Board as it relates to:
•Developing agendas for Board meetings;

•
Ensuring that proper procedures are in place to enable the Board to conduct its work effectively and efficiently, including with respect to committee structure and composition, scheduling and management of meetings;

•Ensuring meetings are appropriate in terms of frequency, length and content;

•	Ensuring that, where functions are delegated to appropriate committees, the functions are carried out and results are reported to the Board;

•	Acting as the primary internal spokesperson for the Board, ensuring that management is aware of concerns of the Board, shareholders, other stakeholders and the public;

•	If requested by shareholders, ensuring that he or she is available, when appropriate, for consultation and direct communication;

•	Ensuring that management strategies, plans and performance are appropriately represented to the Board; and

•
Acting as the primary contact for the Chief Executive Officer with the Board, and working with the Chief Executive Officer to ensure that relationships between the Board and management are conducted in a professional and constructive manner.

Our Board believes that our current leadership structure and composition of our Board protect shareholder interests and provide adequate independent oversight, while also providing outstanding leadership and direction for our Board and management. More than a majority of our current directors are "independent" under NYSE and TSX standards, as more fully described above. The independent directors meet separately in an executive session from our management at each Board meeting and are very active in the oversight of our Company. Each independent director has the ability to add items to the agenda for Board meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our Board and each committee of our Board has complete and open access to any member of management and the authority to retain independent legal, financial and other advisors as they deem appropriate.
Board Structure and Committee Composition
Our Board currently has 7 directors and the following four standing committees: (1) Audit Committee, (2) Compensation Committee, (3) Corporate Governance and Nominating Committee, and (4) Environment, Health and Safety Committee.
Each committee of the Board is composed entirely of non-employee directors determined to be "independent" under the listing standards of the NYSE and TSX and our Corporate Governance Guidelines, and each reports directly to our Board. Under their written charters adopted by the Board, each of the committees is authorized and assured of appropriate funding to retain and consult with external advisors, consultants and counsel. All of the committee charters and our Corporate Governance Guidelines are available on Thompson Creek's website at www.thompsoncreekmetals.com under "Company — Corporate Governance."
During 2014, the Board held 8 meetings, and the independent directors met separately at each of the 8 Board meetings. We encourage our directors to attend our annual meeting of shareholders. All of our directors attended our 2014 annual and special meeting of shareholders in person.
In August 2014, Ms. Giardini was appointed Chair of our Environment, Health and Safety Committee and a member of our Compensation Committee, replacing in both positions Thomas J. O'Neil, who retired from the Board in May 2014.
The following table shows the directors who are currently members or chairmen of each of the standing Board committees and the number of meetings each committee held in 2014:

Name of Director	Audit	Compensation	Corporate Governance and Nominating	Environment, Health and Safety
Denis Arsenault	Member	Chair
Carol T. Banducci	Member		Member
James L. Freer	Chair		Member
James P. Geyer			Chair	Member
Anne E. Giardini		Member		Chair
Timothy J. Haddon		Member		Member
Jacques Perron

Number of Meetings in 2014	7	6	8	3
During 2014, each of our directors attended 100% of the meetings of the Board and Board committees on which he or she served (in the case of Ms. Giardini, 100% of such meetings that were held after she joined the Board).

Audit Committee
The Audit Committee's primary function is to assist the Board with the oversight of:

•	The integrity of the Company's financial statements;

•	The Company's compliance with legal and regulatory requirements;

•	The independent registered public accounting firm's qualifications and independence; and

•	The performance of the Company's internal audit function and independent registered public accounting firm.
The Audit Committee's primary duties and responsibilities include:

•
Overseeing the engagement of our independent registered public accounting firm, including reviewing and approving the terms of the engagement of the independent registered public accounting firm and pre-approving all permitted non-audit services to be performed by the independent registered public accounting firm;

•	Overseeing attest engagements by the Company of other registered public accounting firms;

•
Overseeing the Company's internal controls and financial risk management, including reviewing and discussing with management and the independent registered public accounting firm our financial risk exposures and assessing the policies and procedures and processes management has implemented to monitor and control such exposures; reviewing with the management, the independent registered public accounting firm and our internal audit department the adequacy and effectiveness of our internal control over financial reporting and disclosure controls and procedures; and approving the appointment of the head of our internal audit function or the contractor filling this role and receiving reports periodically from the head of the internal audit function; and

•	Overseeing the Company's financial reporting and auditing.
The Audit Committee has appointed an outside consulting firm to fulfill the Company's internal audit function. This firm reports directly to the Audit Committee.
The Board has determined that each of Mr. Arsenault, Mr. Freer and Ms. Banducci is independent within the meaning of SEC regulations and the NYSE standards of independence for directors and audit committee members and has satisfied the NYSE financial literacy requirements. The Board has also determined that each of Mr. Arsenault, Mr. Freer and Ms. Banducci is an "audit committee financial expert" as defined by the SEC rules.
The report of the Audit Committee is set forth below in the section titled "Audit Committee Report".
Compensation Committee
The Compensation Committee's primary duties and responsibilities include:

•
Reviewing, approving and recommending to the Board the base salary, bonus, equity and other benefits for, and any change of control packages for, our Chief Executive Officer and the other members of the senior management team;

•	Reviewing and making recommendations to the Board upon the recommendation of management with respect to the Company's overall compensation benefits philosophies and programs for employees;

•	Annually reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer and the other members of the senior management team;

•	Reviewing and making recommendations to the Board with respect to the implementation or variation of equity plans and benefits plans;

•	Administering our compensation plans, including equity plans;

•	Reviewing and recommending to our Board the compensation of our Board, including annual retainers, meeting fees, equity awards and other benefits conferred upon our Board;

•
Researching and identifying trends in employment benefits, establishing and periodically reviewing our policies in the area of management benefits and perquisites, and providing periodic reports to our Board on compensation matters;

•	Preparing the report on executive compensation, including the Compensation Discussion and Analysis, included on an annual basis in our proxy statement;

•	Reviewing and reporting on risks arising from our compensation policies and practices; and

•	Overseeing all matters relating to shareholder approval of executive compensation, including the frequency of such votes.
In 2014, the Compensation Committee utilized Mercer (US) Inc. ("Mercer"), an international executive compensation firm, as its independent executive compensation consultant. Mercer was engaged directly by the Compensation Committee and neither Mercer nor its affiliates provided any other services to the Company or our management. The Committee assessed whether any conflicts of interest existed between Mercer and the Company or any of the members of the Committee and determined that there were none. A representative of Mercer attended portions of some meetings of the Compensation Committee in 2014 and provided advice to the Committee with respect to the determination of an appropriate peer group, how the Committee should position its compensation in relation to these peers, optimum compensation mix, and proposed allocations among fixed and variable, and long-term and short-term, compensation. The Compensation Committee considered the information presented by Mercer, but all decisions regarding the compensation of our executive officers were made by the Committee independent of Mercer. The Compensation Committee periodically seeks input from Mercer on a range of external market factors, including evolving compensation trends, appropriate peer companies and market survey data. Mercer also provides general observations on the Company's compensation program.
Our Compensation Committee is comprised entirely of non-employee directors as such term is defined under Rule 16b-3 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, or any successor provision, and "outside directors," as such term is defined under Section 162(m) of the Internal Revenue Code of 1986, or the Code, or any successor provision, and all of the members of the Committee are "independent" under the listing standards of the NYSE.
We refer you to the section of this proxy statement titled "Compensation Discussion and Analysis" for discussion of our Compensation Committee's role in determining compensation for our executive officers.
Compensation Committee Interlocks and Insider Participation
None of our Compensation Committee members (i) has ever been an officer or employee of our Company, (ii) is or was a participant in a related person transaction in 2014 (see the section below entitled "Related Person Transactions" for a description of our policy on related person transactions) or (iii) is an executive officer of another entity at which one of our executive officers serves on the board of directors.
Corporate Governance and Nominating Committee
The Corporate Governance and Nominating Committee's primary duties and responsibilities include:

•	Assessing the effectiveness of our Board as a whole, the committees of our Board and the contribution of individual members;

•	Overseeing and assessing the Company's governance;

•	Proposing new nominees for appointment to our Board;

•	Reviewing on a periodic basis and recommending to the Board the appropriate size and composition of the Board;

•	Overseeing orientation of new directors and continuing education for all directors;

•	Overseeing the evaluation of the Board and management;

•	Approving related person transactions; and

•	Reviewing succession planning and development strategies for our CEO and other executive officers.
The Committee is comprised entirely of independent directors, as defined under applicable stock exchange requirements.
Environment, Health and Safety Committee
Our Environment, Health and Safety Committee is charged with assisting our Board in its oversight of environment, health and safety matters and other technical matters, including overseeing the development and implementation of appropriate policies, procedures and practices relating to environment, health and safety matters, reviewing the performance of the Company with respect to such matters, and overseeing and reviewing the Company's determination of reserves and resources. In particular, our Environment, Health and Safety Committee's authorities and responsibilities include:

•	Reviewing and approving management's development and implementation of policies and standards in the areas of environment, health and safety and our compliance with the same;

•	Reviewing periodic reports from management on our operational performance in the areas of environment, health and safety;

•	Reviewing and discussing the results of the Company's goals, programs, policies and practices with respect to sustainability;

•	Reviewing the Company's reserves and resources;

•	Reviewing and monitoring the Company's emergency preparedness programs and policies;

•
Reviewing the Company's communication practices with employees, consultants and contractors concerning the importance of developing a culture focused on health, safety and environmental responsibility;

•	Monitoring compliance with regulatory requirements and reviewing any significant non-compliance issues;

•	Reviewing the Company's audit plans in the areas of environment, health and safety and reviewing periodic status reports on such audits and recommendations therein;

•	Making periodic visits to our operating sites to observe practices and discuss issues in the areas of environment, health and safety;

•	Reviewing the qualifications of staff in leadership positions in the areas of environmental, health and safety, and meeting privately with such staff periodically;

•	Monitoring evolving laws and regulations in the areas of environment, health and safety;

•	Reporting on the Committee's findings in the above areas to the Board on a regular basis.
Special Committees
The Board has the authority to appoint such additional committees as it may from time-to-time determine necessary or appropriate.
Executive Sessions
During 2014, the independent directors met in executive sessions without members of management at each of their regularly-scheduled Board meetings. Each session was chaired by Mr. Haddon, as Chairman. During 2014, each of the Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Environment, Health and Safety Committee met in executive sessions without members of management present at the majority of their meetings. Any independent director may request that an additional executive session be scheduled.
Voting at Meeting
Pursuant to our charter, matters to be voted on at any meeting of directors are to be decided by a majority of votes and, in the case of an equality of votes, our Chairman does not have a second or casting vote.
Board Assessments
Our Board self-evaluates its effectiveness and functioning on an annual basis. Evaluation questionnaires are completed and returned to the Chairman. The Chairman reviews the completed questionnaires, discusses the comments with the directors and reports to our Corporate Governance and Nominating Committee and our Board on the evaluation process and the comments received in such questionnaires. These questionnaires are used to assess the effectiveness of our Board, the Chairman, the committees of our Board of Directors and the individual directors and to recommend any improvements in our Board and committee procedures. In addition, each standing committee annually self-evaluates its effectiveness via evaluation questionnaires that are completed by the committee members, collated by the Corporate Secretary, and reviewed and discussed by each committee and by the Corporate Governance and Nominating Committee.
Orientation and Continuing Education
Our Corporate Governance and Nominating Committee is responsible for ensuring that new directors are provided with an orientation and education program which includes written information about the duties and obligations of directors, our business and operations, documents from recent Board and committee meetings, and opportunities for meetings and discussion with senior management and other directors.
Our Board recognizes the importance of ongoing director education and the need for each director to take personal responsibility for this process. To facilitate ongoing education of our directors, our Board or our Corporate Governance and Nominating Committee, with the assistance of senior management, will:
(i)  periodically canvas the directors to determine their training and education needs and interests;
(ii)  arrange ongoing visitation by directors to our facilities and operations;

(iii) arrange the funding for the attendance of directors at seminars or conferences of interest and relevance to their position as a director of our Company; and
(iv) encourage and facilitate presentations by outside experts to our Board or committees on matters of particular importance or emerging significance.
Board of Directors' Role in Risk Oversight
Management of risk is the direct responsibility of our Chief Executive Officer and senior leadership team. Our Board has oversight responsibility, focusing on the adequacy of our risk mitigation processes and efforts. The Board administers its risk oversight function by regularly reviewing with management the risks inherent to our business and to our business strategy, their potential impacts on us, and our risk management decisions, practices, and activities (both short-term and long-term). In addition to an ongoing compliance program, the Board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations.
While the Board has primary responsibility for overseeing risk management, each of the Board committees also considers risk within its area of responsibility. The Audit Committee regularly reviews and discusses with management, the independent auditor and the internal audit function the Company's financial and information technology risk exposures, and assesses the policies and processes management has implemented to monitor and control such exposures. The Compensation Committee assists in the oversight of risks related to human capital and regularly reviews and discusses such risks with management, including executive compensation risks, risks relating to compensation of employees generally and risks relating to the recruitment and retention of employees. The Corporate Governance and Nominating Committee regularly reviews and discusses with management employee succession risks. The Environment, Health and Safety Committee assists in the oversight of risks relating to the environment, health and safety, and reviews and discusses such risks with management and site personnel on a regular basis.
Compensation Risk Assessment
As part of its oversight of our compensation programs, our Compensation Committee analyzes the impact of our compensation processes, policies and programs on our risk profile. In 2014, our Compensation Committee reviewed our material compensation policies and procedures, including the incentives that they create and factors that may reduce or mitigate the likelihood of risk taking, to determine whether the policies and procedures encourage unnecessary or excessive risk taking. The Committee determined that our compensation programs and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. Overall, we believe that our programs generally contain a balance of fixed and variable features and short- and long-term incentives, as well as reasonable metrics and performance-based goals. We believe that these factors, combined with effective management oversight, operate to mitigate risk and reduce the likelihood of employees engaging in excessive risk-taking behavior with respect to the compensation-related aspects of their jobs. See the section below entitled "Executive Compensation — Compensation Discussion and Analysis — Other Aspects of Our Compensation Program — Risk Management Considerations" for more details regarding the Committee's analysis of how our executive compensation program is designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk.
Nomination of Directors
Our Corporate Governance and Nominating Committee is responsible for identifying, evaluating and recruiting nominees for director positions. The Committee, in consultation with the Chairman, regularly assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Committee considers various potential candidates for nomination as a director. Candidates may come to the attention of the Committee through current Board members, professional search firms, shareholders or other persons.
The process by which our Corporate Governance and Nominating Committee anticipates that it will identify and evaluate new candidates is through the development of a long-term plan for Board composition that takes into consideration the following:
(i)  the independence of each director;
(ii)  the competencies and skills our Board, as a whole, should possess, such as financial literacy, integrity and accountability; mining industry experience; the ability to engage in informed judgment; excellent governance, strategic business development, and communications skills; and the ability to work effectively as a team;
(iii) the current strengths, skills and experience represented by each director, as well as each director's personality and other qualities as they affect Board dynamics; and

(iv) the strategic direction of our Company.
In addition, while the Company does not have a written Board diversity policy, our Board has specified that the value of diversity on our Board should be considered by our Corporate Governance and Nominating Committee in the director identification and nomination process. We seek nominees with a broad diversity of experience, professions, background, skills and personal characteristics. Our Corporate Governance and Nominating Committee may also, from time to time, identify particular characteristics to look for in a candidate in order to balance the skills and characteristics of our Board. Our Corporate Governance and Nominating Committee may modify these criteria, from time to time, and adopt special criteria to attract exceptional candidates to meet our specific needs.
Our Corporate Governance and Nominating Committee will consider recommendations from shareholders of potential candidates for nomination as director. Recommendations should be made in writing, include the candidate's written consent to be nominated and to serve, and provide sufficient background information on the candidate to enable our Corporate Governance and Nominating Committee to properly assess the candidate's qualifications. Recommendations should be addressed to our Corporate Secretary at our principal office. The process for evaluating potential candidates recommended by shareholders and derived from other sources is substantially the same.
Our shareholders may also nominate an individual for election as a director of the Company by following the timing and notice requirements set forth in the advance notice provision included in our Articles of Continuance.
Gender Diversity and Board Renewal Practices

In accordance with Canadian securities laws, TSX-listed companies are required to disclose certain information in their annual proxy statements relating to their gender diversity and board renewal practices.

The Company has not adopted a written policy relating to the identification and nomination of women directors, as it currently believes its practices and policies adequately address this issue; however, the Board does consider the level of representation of women on the Board in identifying and nominating candidates for election or re-election. In 2014, the Corporate Governance and Nominating Committee and the Board explicitly identified the need for increased gender diversity on the Board, and, as a direct result thereof, limited their search for a replacement for our retiring director to women nominees who had certain other strengths, skills and experience that the Committee and the Board believed would enable the Board to best guide the long-term strategy and business operations of the Company. This resulted in the appointment of a woman as director, and, following this appointment, two of the Company's 7 Board members are women (representing approximately 29%). The Company also considers the level of representation of women in executive officer positions when making executive officer appointments, and 2 of the Company's 5 executive officers are women (representing 40%). The Company does not currently have a target or quota regarding women on the Company's Board or women in executive officer positions, as it believes its practices adequately address this issue, but the Company believes in the value of gender diversity on both the Board and in senior management.

The Company has adopted term limits for members of its Board of Directors. As set forth in the Company's Corporate Governance Guidelines, each non-management director may serve a maximum term of 10 years from the date of his or her election as a director by the shareholders of the Company. The Board of Directors may request that any director remain on the Board beyond such ten-year term. None of our current Board members have served as directors for longer than the aforementioned ten-year term. The average term of service by our current non-management Board members is 5 years. The Board has also adopted a retirement policy under which the retirement age for directors has been set at 72 years. The Board may nominate a director for re-election after reaching 72 if the Board considers such nomination to be in the best interests of the Company. No current members of the Board are age 72 or older.

Board Policy Regarding Voting for Directors
Pursuant to our Board of Directors' Voting Policy, our Board will nominate for election or re-election as a director in uncontested elections only candidates who agree to tender, promptly following their failure to receive the required vote for election or re-election at the next meeting at which they would face election or re-election, an irrevocable resignation that will be effective upon acceptance by our Board. In addition, our Board will fill director vacancies and new directorships only with candidates who agree to tender the same form of resignation, promptly following their appointment to our Board.
If the number of votes "WITHHELD" with respect to an incumbent director exceeds the number of shares voted "FOR" that nominee, then, under the Board of Directors' Voting Policy, the nominee will be considered not to have received the support of shareholders (even though duly elected as a matter of corporate law). As soon as possible consistent with an orderly transition, but in any event within 90 days, following certification of the shareholder vote, our Board will accept the director's resignation.
Subject to any corporate law restrictions, the Board may leave the resultant vacancy unfilled until the next annual meeting of shareholders. It may also fill the vacancy through the appointment of a new director or it may call a special meeting of shareholders at which there will be presented nominee(s) to fill the vacant position or positions.
The Board of Directors' Voting Policy does not apply in the case of a contested election (where nominees other than the slate supported by the Board have been proposed).
Corporate Governance Materials
We spend a considerable amount of time and effort reviewing and enhancing our corporate governance policies and practices. This includes comparing our current policies and practices to policies and practices suggested by authorities active in corporate governance and the policies and practices of other public companies. Based upon this review, we periodically adopt certain changes that our Board believes are the best corporate governance policies and practices for us. We also adopt changes, as appropriate, to comply with any rule changes made by the SEC, the NYSE, the TSX and applicable Canadian regulatory authorities. We believe that our current policies and procedures form the foundation for an open relationship among colleagues that contributes to good business conduct, as well as the high integrity level of our employees.
We have adopted a Code of Conduct and Ethics (the "Code of Ethics") for our directors, officers and employees. The Code of Ethics is intended to document the principles of conduct and ethics to be followed by our Company and our employees, officers and directors. Its purpose is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest. Our Board has responsibility for monitoring compliance with the Code of Ethics by ensuring all directors, officers and employees receive and become thoroughly familiar with the Code of Ethics and acknowledge their support and understanding of the Code of Ethics. We encourage our employees to report any non-compliance with the Code of Ethics to a supervisor, designated management representatives, our General Counsel or the Chairman of our Audit Committee. We have also established a telephone hotline and a website portal through which our employees may report non-compliance with our Code of Ethics on a confidential and anonymous basis, as described in more detail below. A copy of the Code of Ethics may be accessed on our website at www.thompsoncreekmetals.com under "Corporate — Corporate Governance — Code of Conduct and Ethics." We will disclose any future amendments to, or waivers from, certain provisions of our Code of Ethics on our website following such amendment or waiver.
We have adopted a whistleblower policy which allows our directors, officers and employees who feel that a violation of the Code of Ethics has occurred, or who have concerns regarding financial statement disclosure issues, accounting, internal accounting controls, auditing or other matters, to report such violation or concerns on a confidential and anonymous basis via a dedicated telephone hotline or website portal to an independent reporting firm. All complaints or reports to such independent reporting firm are forwarded to the Chairman of the Audit Committee and the General Counsel of the Company. Such reporting may also be made to the Chairman of our Audit Committee in writing. Once received, our Audit Committee investigates each matter so reported and takes corrective and disciplinary action, if appropriate.
Shareholders can view our Corporate Governance Guidelines, the Charters of each of our standing Board committees and our Code of Ethics on our website at www.thompsoncreekmetals.com under "Company — Corporate Governance." Any shareholder may also obtain a printed copy of these documents, as well as copies of our constating documents, without charge upon request to the Corporate Secretary at our principal address.
Communication with the Board
Shareholders, employees and other interested parties may contact the Board, our independent directors as a group, or any of our Directors (including the Chairman of the Board) by writing to them care of Corporate Secretary, Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120. The Corporate Secretary will review all such correspondence, organize it for review by the Board or individual directors, as appropriate, and forward it to the full Board or to individual directors, as appropriate. Certain items that are unrelated to the Board's duties may not be forwarded to the Board.

DIRECTOR COMPENSATION AND STOCK OWNERSHIP GUIDELINES
2014 Director Compensation
The table below summarizes the compensation earned by each of our non-employee directors for the fiscal year ended December 31, 2014.

Name	Fees Earned or Paid in Cash (1)(2)	Stock Awards (3)	Total
Denis C. Arsenault (4)	$82,500	$83,424	$165,924
Carol T. Banducci (5)	$75,000	$83,424	$158,424
James L. Freer (6)	$100,000	$83,424	$183,424
James P. Geyer (7)	$82,500	$83,424	$165,924
Anne E. Giardini (8)	$21,956	$54,257	$76,213
Timothy J. Haddon (9)	$165,750	$83,424	$249,174
Thomas J. O'Neil (10)	$55,420	$83,424	$138,844
_______________________________________________________________________________

(1)	Includes fees for board service earned in the fourth quarter of 2013 and paid in 2014.

(2)	For Mr. Arsenault, Ms. Banducci and Ms. Giardini, these amounts were converted from CDN$ using an average exchange rate of C$1.10/US$0.91

(3)
These amounts do not represent the amounts actually paid to or realized by the directors for these awards during fiscal year 2014. These amounts represent the grant date fair value of awards of restricted shares units made in 2014 computed in accordance with stock-based compensation accounting rules (FASB ASC Topic 718). A discussion of the assumptions used in calculating the award values may be found in Note 15 to our 2014 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC.

(4)	As of December 31, 2014, Mr. Arsenault held options to purchase zero shares of our common stock and held 31,600 RSUs, which vested as of March 4, 2015.

(5)	As of December 31, 2014, Ms. Banducci held options to purchase 50,000 shares of our common stock, which expire May 6, 2015, and held 31,600 RSUs, which vested as of March 4, 2015.

(6)
As of December 31, 2014, Mr. Freer held options to purchase zero shares of our common stock and held 31,600 RSUs, which vested as of March 4, 2015. Mr. Freer elected to defer the vesting of all RSUs awarded to him in 2014 until his service on the Board terminates.

(7)
As of December 31, 2014, Mr. Geyer held options to purchase zero shares of our common stock and held 48,625 RSUs. Mr. Geyer elected to defer the vesting of all RSUs awarded to him in 2014 until the earlier of his service on the Board terminating or January 1, 2018.

(8)	As of December 31, 2014 Ms. Giardini held options to purchase 50,000 shares of our common stock, which expire May 26, 2019, and held 18,207 RSUs, which vested as of March 4, 2015.

(9)	As of December 31, 2014, Mr. Haddon held options to purchase zero shares of our common stock and held 48,625 RSUs.

(10)	As of December 31, 2014, Mr. O'Neil held options to purchase zero shares of our common stock and held zero RSUs. Mr. O'Neil retired from the Board effective May 13, 2014.
The Board and the Compensation Committee annually review the adequacy and form of our directors' compensation. Effective January 1, 2014, each of our non-employee directors is entitled to receive an annual retainer fee of $40,000, and meeting fees of $1,500 per Board or Board committee meeting attended. The Chairman of the Board is entitled to receive an additional retainer of $80,000 per year. The Chairman of the Audit Committee is entitled to receive an additional retainer of $25,000 for the year, the Chairman of the Compensation Committee is entitled to receive an additional retainer of $12,000 for the year, and the Chairpersons of the Corporate Governance and Nominating Committee and the Environment, Health and Safety Committee are each entitled to receive an additional retainer of $8,000 for the year. All such directors' fees are to be paid quarterly in arrears.
Each of our non-employee directors receives a grant of stock options when he or she becomes a director, and beginning in 2010 and in each year thereafter, each also receives an annual grant of restricted stock units. In 2014, each non-employee director received a grant of restricted stock units valued at approximately $85,000 that fully vests on the first anniversary of the grant date.

Each of our directors is entitled to reimbursement by us for all reasonable travel expenses incurred in connection with Board or Board committee meetings.
Directors who are also our employees or employees of any of our affiliates do not receive any compensation for their services as a director. Accordingly, Mr. Perron is not compensated for his service as a director.
Non-Employee Director Stock Ownership Guidelines
Under our stock ownership guidelines, each non-employee director is required to accumulate, within five years of election to the Board, shares of our common stock equal in value to at least three times the amount of his or her annual cash retainer. Unvested restricted stock units count towards satisfaction of these minimum ownership requirements, but unexercised stock options and unvested performance share units do not. As of March 16, 2015, each of our directors was in compliance with our stock ownership guidelines. Please see the section below entitled "Executive Compensation — Stock Ownership Guidelines" below for a description of the stock ownership guidelines that apply to our executive officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, DIRECTORS AND MANAGEMENT AND SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
The following table sets forth information concerning the beneficial ownership of our common stock by (a) each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our common stock, (b) our directors, (c) our named executive officers, and (d) all of our directors and executive officers as a group, in each case as of March 16, 2015. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include shares of common stock issuable upon the exercise of stock options that are immediately exercisable or exercisable within 60 days of March 16, 2015.
Percentage ownership calculations for beneficial ownership are based on 214,595,329 shares outstanding at the close of business on March 16, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed shares of common stock subject to (i) options held by that person that are currently exercisable or exercisable within 60 days of March 16, 2015 or (ii) restricted share units that will vest within 60 days of March 16, 2015, to be outstanding. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise noted, the address of all persons listed below is c/o Thompson Creek Metals Company Inc., 26 West Dry Creek Circle, Suite 810, Littleton, Colorado 80120.

Name	Shares Beneficially Owned(1)	Percent
Greater than 5% Beneficial Owners:
Letko, Brosseau & Associates Inc.(2)	18,031,424	8.40%
Kevin Douglas (3)	14,511,855	6.76%
Directors and Named Executive Officers:
Jacques Perron(4)	208,240	*
Timothy J. Haddon	101,970	*
Denis C. Arsenault(5)	214,641	*
Carol T. Banducci(6)	121,517	*
James L. Freer	83,409	*
James P. Geyer	84,909	*
Anne E. Giardini	10,414	*
Pamela L. Saxton(7)	100,219	*
Mark A. Wilson(8)	110,624	*
Wendy Cassity(9)	74,486	*
Geoffrey Ramey	—	*
S. Scott Shellhaas(10)	23,340	*
All executive officers and directors as a group (12 persons)(11)	1,133,769	*
_______________________________________________________________________________
* Less than 1%.

(1)	Unless otherwise noted, each director and executive officer has sole voting and investment power with respect to the shares shown as beneficially owned by him or her.

(2)
Based solely on information as of December 31, 2014 included in a Schedule 13G/A filed with the SEC on February 5, 2015. The address of Letko, Brosseau & Associates Inc. is 1800 McGill College Avenue, Ste. 2510, Montreal, Quebec H3A 3J6, Canada.

(3)
Based solely on information as of December 31, 2014 included in a Schedule 13G/A filed with the SEC on February 13, 2015. The address of Kevin Douglas is 125 E. Sir Francis Drake Blvd., Ste. 400, Larkspur, CA 94939.

(4)	Shares beneficially owned include 133,334 exercisable stock options.

(5)
Shares beneficially owned include 53,000 shares held in Mr. Arsenault's Registered Retirement Savings Plan (RRSP), 2,940 shares held by his spouse, and 5,900 shares held by his spouse's RRSP. Mr. Arsenault's spouse has sole voting and investment power with respect to the shares she owns directly and in her RRSP. Mr. Arsenault disclaims beneficial ownership of the shares held by his spouse and his spouse's RRSP.

(6)	Shares beneficially owned include 50,000 exercisable stock options.

(7)	Shares beneficially owned include 75,000 exercisable stock options.

(8)
Shares beneficially owned include 20,000 shares held in IRA accounts controlled by Mr. Wilson, 300 shares held by his spouse's IRA, and 50,000 exercisable stock options. Mr. Wilson's spouse has sole voting and investment power with respect to the shares she owns in her IRA. Mr. Wilson disclaims beneficial ownership of the shares held by his spouse's IRA.

(9)	Shares beneficially owned include 43,000 exercisable stock options.

(10)	Mr. Shellhaas' employment with the Company terminated in December 2014; however, under applicable SEC rules, he is a named executive officer for 2014.

(11)	Shares beneficially owned include 351,334 exercisable stock options.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms furnished to us, or written representations that no Forms 5 were required, we believe that during 2014, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% shareholders were timely filed.

RELATED PERSON TRANSACTIONS
Related Person Transaction Policies and Procedures
Our Board of Directors has adopted a written policy for approval of any transaction or series of transactions exceeding $120,000 between the Company and our directors, executive officers, beneficial owners of more than 5% of our common stock, and their respective immediate family members (each, a "related person").
The policy provides that the Corporate Governance and Nominating Committee reviews certain transactions subject to the policy and decides whether or not to approve or ratify those transactions. In doing so, the Corporate Governance and Nominating Committee determines whether the transaction is in the best interests of the Company. In making that determination, the Corporate Governance and Nominating Committee takes into account, among other factors it deems appropriate:
• The extent of the related person's interest in the transaction;
• Whether the transaction is on terms generally available to an unaffiliated third party under the same or similar circumstances;
• The benefits to the Company;
• The impact or potential impact on a director's independence in the event the related person is a director, an immediate family member of a director or an entity in which a director is a partner, 10% shareholder or executive officer;
• The availability of other sources for comparable products or services; and
• The terms of the transaction.
In the event Company management determines that it is impractical or undesirable to wait until a meeting of the Corporate Governance and Nominating Committee to consummate a related person transaction, the Chair of the Corporate Governance and Nominating Committee may approve such transaction in accordance with the policy (or, if the transaction relates to the Chair of the Corporate Governance and Nominating Committee, the Chair of the Audit Committee). A summary of any transactions so pre-approved is provided to the full Committee for its review at its next regularly scheduled meeting.
The Corporate Governance and Nominating Committee has adopted standing pre-approvals under the policy for the following transactions, even if the amount involved will exceed $120,000:
• Executive officer compensation;
• Director compensation;
• Transactions with another company where the related person's relationship is only as a non-executive employee, director, or beneficial holder of less than 10% of the other company's shares, and the transaction does not exceed the greater of $500,000 or 2% of the other company's annual revenues;
• Contributions by the Company to charitable organizations where the related person is an non-executive employee or director and the contribution does not exceed the lesser of $500,000 or 2% of the charitable organization's annual receipts;
• Transactions where the related person's only interest is as a holder of Company stock and all holders received proportional benefits (such as the payment of regular quarterly dividends); and
• Transactions involving competitive bids.
A summary of any new transaction covered by the standing pre-approvals described above is provided to the Corporate Governance and Nominating Committee for its review at its next regularly scheduled meeting.
Related Person Transactions
During 2014, there were no transactions between the Company and any related persons in which the amount involved exceeded $120,000, and there are no such transactions currently proposed.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis ("CD&A") is designed to provide our shareholders with an understanding of our executive compensation program and to discuss the compensation earned in 2014 by our named executive officers. Our current named executive officers include our President and Chief Executive Officer, our Executive Vice President and Chief Financial Officer, and our three other most highly compensated executive officers. Under applicable SEC rules, our named executive officers for 2014 also included S. Scott Shellhaas, our former President and Chief Operating Officer. For 2014, our named executive officers were:

•	Jacques Perron, President, Chief Executive Officer and Director;
•Pamela L. Saxton, Executive Vice President and Chief Financial Officer;

•	Mark A. Wilson, Executive Vice President and Chief Commercial Officer;

•	Wendy Cassity, Vice President, General Counsel and Secretary;

•	Geoffrey Ramey, Vice President, Human Resources and HR Systems; and

•	S. Scott Shellhaas, Former President and Chief Operating Officer.

EXECUTIVE SUMMARY
2014 was a transitional year for the Company. It was our first full year under Jacques Perron’s leadership as Chief Executive Officer, as well as the first full year of operations at our copper-gold mine in British Columbia, Canada (“Mount Milligan Mine”), which reached commercial production in February 2014. Ramp-up at Mount Milligan Mine progressed throughout 2014, contributing $350.7 million to revenue for 2014.
Other performance highlights for 2014 included:

•	Improved safety performance;

•	Cash and cash equivalents of $265.6 million at December 31, 2014, an increase of 14% from December 31, 2013;

•	Cash generated by operating activities of $184.9 million, up 313% from 2013;

•	Consolidated revenue of $806.7 million, up 85.7% from 2013; and

•
Reduction of $43.8 million of outstanding principal amount of our debt and $14.1 million of related future interest payments, resulting from 2014 and January 2015 open market bond repurchases and 2014 tMEDS exchange offer.

Despite the operational and financial achievements described above, the trading price of our common stock declined overall during 2014, which we believe resulted primarily from the overall decline in the molybdenum price and the resulting changes to our molybdenum business. Our business is dependent on the prices of the metals that we produce and sell. The prices of molybdenum, copper, and gold are volatile and are affected by numerous factors beyond our control. Declines in these metals prices adversely affect our revenues, net income, and cash flows and depress the trading prices of our common stock and our publicly traded debt securities. Until the Mount Milligan Mine reached commercial production in February 2014, our business was primarily focused on the extraction, processing, roasting, and sale of molybdenum, and as such, our financial performance was particularly sensitive to fluctuations in the price of molybdenum. Although the commencement of commercial production at Mount Milligan Mine diversified our production profile into copper and gold, the mine was in the ramp-up phase throughout 2014, and our financial performance during the year remained dependent on our production and sale of molybdenum. For example, molybdenum sales contributed $441.2 million in revenue in 2014, compared to $350.7 million contributed by copper and gold sales.

The chart below illustrates the correlation between:

•	quarterly changes in the average price per pound of molybdenum, as quoted in Platts Metals Week, indexed against the average price per pound in the fourth quarter of 2013; and

•	quarterly changes in the volume-weighted average price per share of the Company's common stock ("PPS") , as quoted on the TSX, indexed against the PPS for the fourth quarter of 2013.

In addition to the adverse effect on our stock price, the steep decline in molybdenum prices during the second half of 2014 also forced the Company, led by our Chief Executive Officer and other named executive officers, to make and execute difficult strategic and operational decisions in the fourth quarter of 2014, including the placement of the Thompson Creek Mine, our molybdenum mine in Idaho, on care and maintenance and the temporary suspension of operations at our 75% owned Endako Mine in British Columbia. In addition, we streamlined our executive management team and reduced costs by eliminating the position of Chief Operating Officer. As a result, S. Scott Shellhaas, our former President and Chief Operating Officer, left the Company in December 2014.
We have shifted the core focus of our business to copper and gold while at the same time developing a strategy to achieve positive cash flow from our molybdenum business. Going forward, we are focused on achieving design throughput and recoveries at Mount Milligan Mine, containing costs, continuing to conduct all our operations safely and in an environmentally responsible manner, achieving positive cash flow from our molybdenum roasting and tolling business, improving our balance sheet, and improving our competitive position in the industry. In the medium term, we intend to seek opportunities to enhance our diverse production profile through accretive acquisitions and/or investments.

We believe our 2014 executive compensation program aligns pay with the Company’s performance.

√	Base salary freezes instituted for all NEOs in 2014, due to financial circumstances and transitioning nature of Company's core business.	√	Incentive cash bonuses tied to pre-established and objective performance goals.
√	Central focus maintained on stock-based incentive compensation with vesting tied to Company performance.	√	80% of our Chief Executive Officer’s incentive cash bonus tied to Company performance.
√	High performance targets set for vesting of performance share units; no PSUs vested to date.	√	Incentive awards designed to provide upside opportunity for exceptional performance and downside risk for underperformance.
√	No guaranteed "retention" payments for the Chief Executive Officer (changed from prior Chief Executive Officer compensation).	√	Meaningful stock ownership requirements in place.
√	No tax “gross-ups” permitted outside of business-related relocation expenses.	√	Double-trigger change-in-control provisions included in employment agreements for a majority of our current NEOs.
The following graph reflects the relationship of at-risk to fixed compensation with respect to our Chief Executive Officer, as well as our other named executive officers on an average basis, and illustrates the extent to which our executive compensation program pays for performance. For purposes of this graph, fixed compensation includes base salary, any guaranteed bonus and other fixed compensation (excluding the severance payments made to our former Chief Operating Officer pursuant to the terms of his employment agreement), and at-risk compensation includes annual cash incentive awards and the grant date fair value of all stock and option awards granted in 2014. This graph is based on data contained in our 2014 Summary Compensation Table on page 42 of this proxy statement.
We value our shareholders’ input and seek feedback through an annual advisory vote and by engaging with shareholders. We hold an advisory say-on-pay vote at each of our annual shareholder meetings. At our 2014 annual shareholders meeting, approximately 77% of the votes cast voted in favor of our executive compensation program, an increase from the 63% approval we received in 2013. During 2014, we continued to reach out to our shareholders to discuss our executive compensation program and, based upon the feedback received, concluded that additional changes to the program design were not needed. In response to the say-on-pay vote at our 2013 annual shareholders meeting and after consultation with our shareholders to discuss our executive compensation program and identify areas of concern, the Compensation Committee (the "Committee") made the following changes in 2013 and early 2014 to further align pay with the Company’s performance:

•	Froze base salaries for all named executive officers for 2014;

•	Made significant changes to the Chief Executive Officer compensation, which are described below;

•
Implemented revisions to the 2014 incentive cash bonus plan to increase the portion of the target bonus tied to Company performance, as opposed to individual performance, from 60% to 75% for our then-Chief Operating Officer and from 60% to 70% for our other named executive officers other than the CEO (the weighting for our CEO remains 80% tied to Company performance and 20% tied to individual performance);

•
Adopted new performance metrics for our 2014 PSU awards that tie vesting to Company performance relative to the S&P TSX Global Base Metals Index and pre-determined cash flow targets, which the Committee considers to be more closely aligned with the Company’s current business objectives;

•
Revised vesting terms for stock options granted on or after January 1, 2014 so that vesting does not commence until the first anniversary of the grant date, with subsequent vesting on the second and third anniversaries of the grant date;

•	Adopted a Clawback Policy, which authorizes recovery or clawback of compensation in certain circumstances where restatement of our financial results is required; and

•	Amended our Insider Trading Policy to expressly prohibit pledging and hedging of Company stock.
We believe that these changes demonstrates our commitment to developing an executive compensation program that aligns executive pay with Company performance, and reflects responsiveness to the views of our shareholders. Although we believe we have made significant strides in the past several years to better align executive pay with the Company’s performance, our Committee recognizes that executive compensation is an evolving area and will continue to monitor market developments, engage our shareholders, and work to address any future concerns regarding our executive compensation program.
The compensation package for our current Chief Executive Officer reflects the Company's pay-for-performance philosophy.
Jacques Perron, our current President and Chief Executive Officer, joined the Company in October 2013. Mr. Perron's annual compensation package incorporates significant improvements over the executive employment agreement with our former Chief Executive Officer, as outlined below:

Compensation Element	Current CEO Compensation	Former CEO Compensation
Base Salary	$550,000 (7% decrease)	$594,100
Retention Payments	No retention payments (with the decrease in base salary, this reflects an aggregate decrease in annual compensation of approximately 33%)	Annual guaranteed payment of 37.5% of base salary for duration of employment
Term of Employment Agreement	Three years (allows the Committee to renegotiate the terms of the agreement based on performance and market conditions)	Indefinite term
Trigger for Change in Control Payment	Double-trigger (i.e., change in control followed by termination of employment involuntarily without cause or voluntarily upon a material change in employment terms)	Modified single-trigger (i.e., change in control followed by termination of employment by the executive for any reason)
Change in Control Payment (if triggered)	24 months’ base salary	36 months' base salary
Severance Payment (Termination without Cause)	24 months’ base salary	36 months' base salary
Additional Severance Payments	No additional severance payments
Additional severance of four weeks’ base salary multiplied by the number of years of employment with the Company, payable in the event of termination for death or disability, upon retirement after age 62, termination by the Company without cause or in the event of a change in control

The Committee reviews realized pay as an important measure for pay-for-performance alignment because it demonstrates the value actually earned by our named executive officers in direct correlation to Company performance and total shareholder return. The following graph demonstrates this correlation for the Chief Executive Officer role over the three-year period from 2012 through 2014. For fiscal years 2012 and 2013, we have included compensation information for our former Chief Executive Officer, Kevin Loughrey, who retired in October 2013. For both target and realized compensation for 2013, the numbers assume Mr. Loughrey had continued employment for all of 2013. Target compensation also includes all 2013 grants which were forfeited in connection with the termination of Mr. Loughrey's employment. Please see the Summary Compensation Table in our Definitive Proxy Statement filed on April 3, 2014 (the "2014 Proxy Statement") for details of Mr. Loughrey's 2012 and 2013 compensation. For fiscal year 2014, we have included compensation information for Mr. Perron, our current Chief Executive Officer, who was hired in October 2013.
Target Compensation: Target compensation is calculated using our CEO's base salary, any retention payments as earned (in the case of Mr. Loughrey's compensation in 2012 and 2013), target non-equity incentive plan compensation, other cash compensation for such year, and stock awards, as disclosed in the Summary Compensation Table below and in the 2014 Proxy Statement. The value of stock awards is based on the grant date fair value computed in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 ("ASC 718").
Realized Compensation: Realized Compensation is calculated using our CEO's actual earned base salary, any retention payments as earned (in the case of Mr. Loughrey's compensation in 2012 and 2013), actual earned non-equity incentive plan compensation, all other compensation as disclosed in the applicable Summary Compensation Table, and the value of all PSUs and RSUs that vested during the year (calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date) and the value of stock options exercised during the year (calculated by multiplying the number of options exercised by the difference between the exercise price and the closing price of our common stock on the exercise date).
Indexed TSR: Indexed TSR is calculated by taking the stock price on the last day of fiscal years 2012, 2013 and 2014 of $4.15, $2.18, and $1.67, respectively, and dividing each by the stock price on the last day of fiscal year 2011 of $6.96.
Declining realized molybdenum prices in 2012 and 2013 adversely affected our financial performance, which had an adverse effect on total shareholder return and directly diminished the realized compensation of our Chief Executive Officer in 2012 and 2013. During these years, our business was primarily focused on the extraction, processing, roasting, and sale of molybdenum, and as such, our financial performance was particularly sensitive to fluctuations in the price of molybdenum.
To diversify our business, we developed Mount Milligan Mine, which commenced operations in August 2013 and reached commercial production in February 2014. In the fall of 2013, we went through a transition in our leadership when Mr.

Perron joined the Company as our new Chief Executive Officer, replacing Mr. Loughrey. The increase in realized compensation for Mr. Perron in 2014, as compared to Mr. Loughrey's realized compensation in 2013, is primarily attributable to performance in 2014, both by the Company and Mr. Perron individually, that exceeded the target performance metrics established by the Committee under the 2014 Performance Bonus Plan. This resulted in Mr. Perron receiving a performance-based cash bonus of 141% of his target for 2014. Please see "2014 Compensation—Cash Compensation—Performance-Based Cash Bonuses" below for more information. In 2013, Mr. Loughrey's performance-based bonus was paid out at 31% of his target, on a pro-rated basis. While total shareholder return decreased from 2013 to 2014, it decreased by a smaller percentage during 2014, as compared to the decrease during 2013, which we believe reflects our significantly improved operating performance and diversification in 2014, achieved despite declining metals prices, which, as for virtually all mining companies, directly and adversely impacted our financial performance and total shareholder return.

COMPENSATION PHILOSOPHY
Our core executive compensation philosophy is to:

•	pay for performance by linking short- and long-term awards to pre-established and objective Company performance goals;

•	tie compensation to the interests of our shareholders and the creation of shareholder value; and

•	provide a competitive level of compensation that will attract and retain talented high-achievers.
Our Committee designs our compensation program with these goals in mind and evaluates the effectiveness of our policies on an ongoing basis.
OVERVIEW OF PRINCIPAL COMPONENTS OF EXECUTIVE COMPENSATION
The principal components of our executive compensation for 2014 were base salaries, annual performance-based cash incentives and long-term incentive awards. The following graphs illustrate the component mix of compensation for our Chief Executive Officer, as well as for our other named executive officers on an average basis. These graphs are based on data contained in our 2014 Summary Compensation Table on page 42 of this proxy statement.

The graph showing elements of compensation for our other named executive officers excludes the severance payments made to our former President and Chief Operating Officer in connection with the termination of his employment in December 2014, which payments would inappropriately skew the "Other Fixed Compensation" portion of the overall 2014 compensation for our other named executive officers as a group. See "Potential Payments and Benefits Upon Termination" below for more information about the severance payments made to our former President and Chief Operating Officer.
Below is a summary of each of our compensation components, including our rationale for using each component and a description of how each aligns with our compensation philosophy:
Short-Term Compensation

Element of Compensation	Summary and Purpose of Element
Base Salary	Base salaries form an essential part of our executive compensation and ensure a fixed level of annual cash compensation.
Annual Performance-Based Cash Incentives
Our annual cash bonus plan is designed to provide performance-based awards to our executive officers, each of whose performance has a significant impact on our financial stability, profitability and future growth. Bonus targets are established for each executive based on competitive market data and the position and experience of the executive. Payouts are determined based on the achievement of certain pre-established and objective Company performance goals and the individual performance of the executive. Annual bonuses reward our executives for achieving short-term goals that we believe are important to our long-term success and the creation of shareholder value.

Long-Term Compensation

Element of Compensation	Summary and Purpose of Element
Performance Share Units
Performance Share Units (PSUs) are a variable, performance-based, component of compensation intended to create incentives for long-term performance and to further align the interests of executives with those of shareholders. Vesting of PSUs is tied to the achievement of long-term financial and/or operational Company goals.

Restricted Share Units
Restricted Share Units (RSUs) are a variable component of compensation intended to create incentives for performance and further align the interests of executives with those of shareholders. RSU values increase or decrease in relation to our stock price.

Options
Option grants are a variable component of compensation intended to reward our executive officers for their success in achieving sustained, long-term profitability and increases in stock value. Option grants are currently reserved for new hires, promotions and special awards.

Other Compensation
One of our named executive officers is entitled to certain retention payments under the terms of his employment agreement. The arrangement was established in 2004 by our predecessor company and is described in more detail below under "Other Aspects of our Compensation Program–Retention Bonus Arrangements."

COMPENSATION REVIEW PROCESS
Role of the Compensation Committee
Our Compensation Committee oversees our executive compensation program. Each Committee member is an independent non-employee director with significant experience in executive compensation matters. The Committee develops and approves the overall compensation package for our Chief Executive Officer and, with the additional assistance of our Chief Executive Officer, for each other named executive officer. Although objective criteria are reviewed, the Committee exercises its discretion in making decisions regarding executive compensation. We have a small group of executive officers, and the Committee's decisions regarding salary amounts, grant amounts (in the form of equity awards and percentage allocations under the annual incentive plan) and total compensation mix reflect the Committee's views as to the scope of responsibilities of our executive officers and the Committee's subjective assessment of their respective impacts on our overall success.
In implementing and administering the Company's compensation philosophy, the Committee regularly:

•	Evaluates the design and administration of each component of executive compensation;

•	Reviews Company performance and the degree of attainment of pre-established performance goals;

•	Reviews the overall individual performance of each executive officer;

•	Considers executive compensation data provided by its independent executive compensation consultant to assess the competitiveness of the Company's compensation policies;

•	Considers the results of the advisory "say-on-pay" vote of the Company's shareholders;

•	Considers feedback received from our shareholders on our executive compensation program; and

•	Approves or recommends executive compensation matters to the Board.

Role of our Compensation Consultant
To assist in its review and oversight of our executive compensation program, the Compensation Committee has retained Mercer (US) Inc., an international executive compensation consulting firm, as its independent executive compensation consultant. Mercer provides analyses and recommendations that inform the Committee's decisions, evaluates market data, provides updates on market trends and the regulatory environment as it relates to executive compensation, reviews and provides feedback on management proposals presented to the Committee related to executive compensation, and works with the Committee to strengthen the pay-for-performance relationship and alignment with shareholders. The Committee consults with Mercer regularly throughout the year. Under SEC rules, the Committee has assessed the independence of Mercer and concluded that no conflict of interest exists that would prevent Mercer from independently representing the Committee. Mercer was hired directly by the Compensation Committee and neither Mercer nor any of its affiliates has provided any other services to the Company or our executive officers. For more information on Mercer's role as an advisor to the Compensation Committee, see the description of the Compensation Committee under "Board Structure and Committee Composition" above.
Competitive Market Assessment
Each year, the Compensation Committee reviews compensation levels for our named executive officers as compared to a selected peer group and appropriate survey sources to help ensure that compensation to our named executive officers is competitive with compensation at other companies with whom we compete for talent and sufficient to retain and motivate our executives.
To assist the Compensation Committee in its annual market review of executive compensation, the Committee's outside executive compensation consultant prepared an analysis of the market competitiveness of compensation for each named executive officer. For 2014, this analysis considered:
(i) compensation data from a public company peer group (described below);
(ii) the Hay Group 2013 Global Mining Compensation Review Survey;
(iii) Mercer's 2013 Mining Industry Compensation Survey; and
(iv) Mercer's 2013 US Executive Remuneration Suite.
One of the primary ways the Committee evaluates our executive compensation arrangements relative to other companies is to compare the Company's practices to a comparable group of publicly-traded mining companies of similar size (as determined by annual revenue and market capitalization), complexity and scope of operations, and that are based in Canada and/or the United States. The composition of this peer group is reassessed annually in consultation with the Committee's independent executive compensation consultant. The following table sets forth the comparative group the Committee used in the determination of our overall executive compensation for 2014:

Comparative Company	12-Month Trailing Revenue @ Sept 2013 ($ millions)	Market Capitalization @ Sept 2013 ($ millions)	Corporate Headquarters Location
Pan American Silver Corp.	$918	$1,597	Canada
Stillwater Mining Company	$902	$1,312	USA
New Gold Inc.	$832	$3,005	Canada
Lundin Mining Corporation	$700	$2,565	Canada
Molycorp Inc.	$623	$1,237	USA
Hudbay Minerals Inc.	$575	$1,416	Canada
Nevsun Resources Ltd.	$395	$631	Canada
Dundee Precious Metals	$374	$791	Canada
Hecla Mining Co.	$325	$1,076	USA
Capstone Mining Corp.	$284	$941	Canada
Mercator Minerals Ltd.	$258	$33	Canada
Taseko Mines Limited	$250	$393	Canada
Imperial Metals Corporation	$209	$924	Canada
Thompson Creek Metals Company Inc.	$401	$616	USA

The Committee considers this market data when setting target compensation and makes adjustments as needed to create greater alignment with the Company's compensation philosophy, to reflect unique circumstances at the Company and to reflect the skills, experience, contributions, performance and responsibility of the individual executive.
2014 COMPENSATION
Cash Compensation
The annual cash compensation of our named executive officers consists of annual salary and cash bonuses. For 2014, Mr. Wilson was also entitled to amounts under the terms of the retention arrangement contained in his employment agreement with the Company. This arrangement was inherited from the Company's predecessor Company and, in keeping with the Committee's pay-for-performance philosophy, is not available to any of the other named executive officers. This arrangement is described in more detail below under "Other Aspects of Our Compensation Program; Retention Arrangements." Annual cash compensation for each of our executive officers is reviewed annually by the Committee.
Salary
As reflected in the charts on pages 29 and 30 of this proxy statement, fixed compensation in the form of base salary represents approximately 21%-27% of our executive officers' total compensation for 2014, affirming our commitment to allocate more compensation to the performance-dependent elements of our pay program. Base salaries are provided as compensation for day-to-day responsibilities and services and provide a consistent cash flow to our named executive officers. The Committee reviews executive salaries annually and makes adjustments based on market data, the individual's executive position, scope of responsibility, tenure, experience, education, current year performance and expected future contribution to the Company.
In connection with Mr. Perron's appointment as Chief Executive Officer in October 2013, the Committee, in consultation with the special committee of the Board constituted to lead the executive search process and an independent executive search firm, reviewed market data to establish an appropriate and competitive base salary for Mr. Perron. Under the terms of the employment agreement entered into with Mr. Perron, he was offered an initial base salary of $550,000, a 7% reduction from the 2013 base salary of our prior Chief Executive Officer. Together with the fact that Mr. Perron is not entitled to any guaranteed retention payment, this reflects an aggregate decrease in guaranteed annual cash compensation for Mr. Perron compared to our prior Chief Executive Officer of approximately 33%.
In January 2014, the Committee reviewed base salaries for our other executives and, in light of the Company's financial circumstances and the transitioning nature of the Company's business with the commencement of production at Mount Milligan Mine, it decided not to make any adjustments to the 2013 levels.
Performance-Based Cash Bonuses
In keeping with the Company's performance-based compensation philosophy, annual cash bonus payouts are tied to the achievement of specific Company performance targets and individual goals reviewed and approved by our Board of Directors, as described in more detail below, multiplied by a target percentage for each executive expressed as a percentage of base salary. The Committee establishes bonus targets and the Company and individual performance metrics each year in consultation with its independent executive compensation consultant and the full Board. In establishing these targets and metrics the Committee considers short- and long-term financial and operational goals for the Company, competitive market data, desired market positioning and each executive's position, scope of responsibility and ability to impact Company performance, as applicable.
The annual performance bonus payout targets for our named executive officers for 2014 were as follows:

2014 Performance Bonus Payout Target	Target as a percentage of base salary
Jacques Perron(1) President and Chief Executive Officer	90%
Pamela Saxton Executive Vice President and Chief Financial Officer	60%
Mark Wilson Executive Vice President and Chief Commercial Officer	60%
Wendy Cassity Vice President, General Counsel and Secretary	50%
Geoffrey Ramey Vice President, Human Resources and HR Systems	50%
S. Scott Shellhaas President and Chief Operating Officer	75%

(1)
Pursuant to the terms of his employment agreement, Mr. Perron was entitled to receive a minimum of 100% of his target incentive cash bonus for his first 12 months of employment with the Company. Based on actual performance in 2014, as described below, Mr. Perron's performance-based bonus was paid out above target, so the guaranteed bonus under his employment agreement was inapplicable for 2014.

Company and individual performance weightings for our named executive officers for 2014 were as follows:

2014 Company and Individual Performance Weightings
	CEO	COO	All Other NEOs
Company Performance	80%	75%	70%
Individual Performance	20%	25%	30%
Total	100%	100%	100%
Company Performance Metrics
In February 2014, the Committee reviewed and approved the 2014 Performance Bonus Plan and established the Company performance goals upon which the Company portion of the 2014 bonus payouts would be paid out. The Committee considered specific business objectives for 2014 and revised the 2013 Company performance goals for 2014 to:

•	Include a net cash flow metric,

•	Revise the production and unit cash cost metrics for copper, gold, and molybdenum, and

•	Delete the Mount Milligan commercial production target date, since commercial production had been achieved.
The Committee established these targets in consultation with its independent executive compensation consultant and the targets were reviewed and approved by the Board of Directors. If the Company achieved its targeted performance for each of the metrics, the payout percentage for the Company portion of the target bonus would be 100%. The maximum payout percentage for the Company portion of the target bonus was 200%. If the minimum amounts were not achieved for a particular metric (the "threshold"), no amount was to be paid for that metric. Payout amounts are pro-rated for performance between the threshold and the target, and the target and the stretch, performance levels. Performance results for 2014 and the payout percentage for each performance metric is set forth in the table below.

2014 Company Performance Metrics and Calculation
Metric	Weighting	Threshold 0%	Target 100%	Stretch 200%	2014 Actual	Payout
Net Cash Flow (Outflow)(1) ($ millions)	35%	$(24.7)	$(14.7)	$5.3	$5.1	199%
Production
Copper (000's lb)(2)	7%	51.7	64.7	71.9	64.6	99%
Gold (000's oz)(2)	4%	126.6	158.2	175.8	177.6	200%
Molybdenum (000's lb)(3)	9%	19.4	24.3	27	26.3	172%
Cash Cost ($/lb)
Copper (by-product)(4)	11%	$1.97	$1.71	$1.62	$1.45	200%
Molybdenum	9%	$8.96	$7.79	$7.40	$7.29	200%
Safety(5)	25%	2.51	2.26	2.01	2.46	20%

Company Performance Score			145.14%

(1)	Reflects cash flow from operations, less capital expenditures, adjusted to eliminate the effects of fluctuations in metals prices and foreign currency exchange rates.

(2)	Payable production.

(3)	Represents molybdenum oxide plus HPM.

(4)	Copper by-product cost target to be adjusted for actual realized gold price.

(5)	Reflects Company safety performance as measured by All Incident Recordable Rate (AIRR), a standard industry measure.
To calculate the portion of the incentive bonus tied to Company performance received by each named executive officer, the bonus payout target for each executive was multiplied by the weighting of Company performance on the cash incentive bonus (80%, in the case of the Chief Executive Officer, 75% in the case of our former Chief Operating Officer, and 70% in the case of each of the other named executive officers). This amount was subsequently multiplied by 145.14%, the Company payout factor calculated above. As a result, approximately 116%, 109%, and 102% of the target incentive bonus for our Chief Executive Officer, our former Chief Operating Officer, and each of the other named executive officers, respectively, was paid out as part of the Company performance calculation.
Individual Performance Metrics
In 2014, 20%, 25%, and 30% of the target incentive bonus for our Chief Executive Officer, our former Chief Operating Officer, and each of our other named executive officers, respectively, was tied to the achievement of individual goals reviewed and approved by the Committee. The Committee believes that tying some portion of the incentive bonus to individual goals aligns personal performance with strategic objectives that will support the long-term sustainability and performance of the Company. Individual performance metrics for 2014 were approved by the Committee in February 2014.
In February 2015, the Committee reviewed, in an executive session without management, the 2014 performance goals for the Chief Executive Officer and assessed his accomplishments. Mr. Perron's individual performance objectives for 2014 included goals relating to ramp-up activities at Mount Milligan Mine, succession planning for the senior leadership team, creating efficiencies to streamline the organization, establishing a plan for the Company's molybdenum business, and preparing a strategy to address the Company's debt. The Committee also reviewed the 2014 performance goals and individual performance assessments, together with Mr. Perron's recommended payouts for each, for the other named executive officers, including Mr. Shellhaas, who had left the Company in December but was entitled to a pro-rated performance bonus for 2014 under his employment agreement. For our named executive officers, individual performance objectives for 2014 included certain goals and objectives tied to operational performance and other Company initiatives and strategies applicable to each executive's area of responsibility. The Committee also reserves the right to use its discretion in determining final payouts for the individual portion of the annual performance bonus. Based on the Committee's review, for the individual portion of the 2014 performance bonus for all 2014 named executive officers, the Committee approved payouts ranging from 70% to 125% of target.

2014 Performance Bonus Payouts
The chart below shows the target bonus and final bonus amount for each of our named executive officers for 2014:

Named Executive Officer	2014 Target Bonus	Final 2014 Bonus Payout	Bonus Payment as a Percentage of Target
Jacques Perron Chief Executive Officer	$495,000	$700,000	141%
Pamela L. Saxton Executive VP and Chief Financial Officer	$207,060	$278,699	135%
Mark Wilson Executive VP and Chief Commercial Officer	$184,980	$240,655	130%
Wendy Cassity VP, General Counsel and Secretary	$144,200	$200,579	139%
Geoffrey Ramey(1) VP, Human Resources and HR Systems	$34,075	$47,465	139%
S. Scott Shellhaas(2) President and Chief Operating Officer	$309,267	$390,774	126%
_______________________________________________________________________________

(1)	Mr. Ramey joined the Company in September 2014. His target bonus potential was pro-rated to account for his partial year of employment.

(2)	Mr. Shellhaas' employment with the Company terminated in December 2014. His target bonus potential was pro-rated to account for his partial year of employment.
Long-Term Incentive Plan Compensation
2014 Annual PSU and RSU Grants
After our annual shareholders meeting in May 2014, at which our shareholders approved the Amended and Restated Thompson Creek Metals Company Inc. 2010 Long-Term Incentive Plan (the "Amended LTIP"), the Committee recommended, and the Board approved, annual RSU grants and target PSU grants to each of our named executive officers (except Mr. Ramey, who did not join the Company until September 2014), expressed as a percentage of base salary. The number of units granted to each named executive officer was based on the volume-weighted average trading price of shares of our common stock on the Toronto Stock Exchange for the 30 completed trading days immediately preceding the grant date, converted at the average noon exchange rate quoted by the Bank of Canada on the grant date. Of the total number of units granted, 75% was granted in the form of PSUs, with metrics tied to long-term Company performance, and the remaining 25% was granted in the form of time-based RSUs. The high proportion of performance-based rewards reflects the Committee's commitment to our pay-for-performance philosophy. The time-based awards facilitate retention, which is also an important goal of our executive compensation program. The target PSU and RSU grants for our named executive officers for 2014 were as follows:

2014 Stock-Based Long-Term Incentive Payout Target	Target of grant value as a percentage of base salary
Jacques Perron President and Chief Executive Officer	200%
Pamela L. Saxton Executive Vice President and Chief Financial Officer	150%
Mark Wilson Executive Vice President and Chief Commercial Officer	150%
Wendy Cassity Vice President, General Counsel and Secretary	120%
S. Scott Shellhaas President and Chief Operating Officer	160%

2014 PSU Grants
In February 2014, the Committee reviewed historical performance metrics for PSU grants, discussed the performance-based long-term equity incentives used by peer companies, and considered the Company's business strategy and priorities going forward. Based on these discussions, the Committee decided to revise the performance metrics for any PSU grants made in 2014 but retain the three-year measurement period used for prior grants. The performance metrics for the 2014 PSU grants are as follows:

•	Total shareholder return relative to the S&P TSX Global Base Metals Index (60% weighting); and

•
Aggregate "cash generated by (used in) operating activities" less aggregate "capital expenditures" for 2014 through 2016, as reflected in Statements of Cash Flows included in the Company's Annual Reports on Form 10-K for such fiscal years (40% weighting).

The S&P/TSX Global Base Metals Index is designed to provide investors an index of global securities involved in the production or extraction of base metals. The index is a subset of the S&P/TSX Global Mining Index. We believe these changes more closely tie our performance based compensation to the Company’s current business objectives.
Units vest according to relative total shareholder return as set forth below:

Level of Performance	Relative TSR Performance Percentage	Vesting
Stretch	150% or greater	200% of Target
Target	100%	Target Units
Threshold	50% or below	0
Units vest in connection with the Cash Flow From Operations performance metric as set forth below:

Level of Performance	Cash Flow From Operations	Vesting
Stretch	$450 million or greater	200% of Target
Target	$350 million	Target Units
Threshold	$250 million or below	0
Payout amounts are pro-rated for performance between the threshold and the target, and the target and the stretch, performance levels.
2014 RSU Grants
The RSUs granted to our named executive officers in 2014 vest ratably over a three-year period, commencing on the first anniversary of the grant date. The Committee believes that awarding some portion of equity compensation in the form of time vested RSUs encourages retention. More importantly, considered together with our stock ownership guidelines, ensures that our executives own a minimum number of shares of our common stock. This aligns the interests of our executives with those of our shareholders and creates incentives for long-term value creation. We believe RSU awards also align the interests of our executives with those of our shareholders as the value of the RSUs increases or decreases in relation to our stock price.
PSU Vesting Results for 2010-2013 Awards
2010 and 2011 PSU Awards
PSUs granted in 2010 and 2011 vest based on the achievement of stock price targets over a three-year period. At each anniversary date during the vesting period, if the per share closing price of our common stock on such date is at or higher than the award price, then the awards will vest one-third on each anniversary date. If the closing price is less than the award price, then those PSUs do not vest and are carried forward to the following anniversary date. Any PSUs not vested at the end of the three-year vesting period will expire.
All PSUs granted in 2010 and 2011 expired unvested.
2012 and 2013 PSU Awards
For our 2012 and 2013 PSU awards, 65% vest based on total shareholder return compared to the Russell 2000 Index and 35% based on replacement of mineral reserves. These PSU awards cliff vest approximately three years after the grant date. Since the grant date of the 2012 PSUs, our total shareholder return has lagged the Russell 2000 Index and, due to changes in the

Company's priorities resulting in large part from current market conditions, management has not focused on reserve growth. As a result, the 2012 PSU awards that were scheduled to cliff vest in 2015 expired unvested, and the 2013 PSU awards that are scheduled to cliff vest in 2016 are currently not expected to vest at target, or at all.
The table below compares the following for each of our 2014 named executive officers (other than Messrs. Perron and Ramey, neither of whom received these awards):

•	The aggregate grant date fair value of the 2010, 2011, and 2012 PSU awards; and

•	The actual aggregate value of the 2010, 2011, and 2012 PSU awards that actually vested.

Target Versus Realized Value of 2010, 2011, and 2012 PSU Awards
Named Executive Officer	Aggregate Target Value of 2010, 2011, and 2012 PSU Awards (1)	Realized Value of 2010, 2011, and 2012 PSU Awards (2)
Pamela L. Saxton Executive VP and Chief Financial Officer	$996,361	$—
Mark Wilson Executive VP and Chief Commercial Officer	$940,983	$—
Wendy Cassity VP, General Counsel and Secretary	$613,273	$—
S. Scott Shellhaas Former President and Chief Operating Officer	$1,264,054	$—
Total:	$3,814,671	$—

(1)
Amounts shown represent the aggregate grant date fair value of all PSUs awarded in 2010, 2011, and 2012, as reflected in the Summary Compensation Table for such years. Ms. Cassity did not receive grants in 2010 because she was not yet an employee of the Company at the time of the grant.

(2)	Amounts shown represent the aggregate value of all 2010, 2011, and 2012 PSU awards that have vested. No PSUs vested during 2012, 2013 or 2014 because the performance targets were not met.
We believe that the failure of prior year awards to vest at target, or at all, illustrates the link between pay-for-performance and the Committee's commitment to establishing rigorous performance metrics for performance-based awards.
2014 Option Grants
To induce Mr. Ramey to join the Company in September 2014 as our Vice President, Human Resources and HR Systems, and as a retention component of his overall compensation as set forth in his employment agreement, the Committee recommended, and the Board approved, a one-time grant to Mr. Ramey of options to purchase 50,000 shares of our common stock. The options vest in three equal annual installments beginning on the first anniversary of the grant date and expire five years from the grant date.
Perquisites and Other Personal Benefits
Named executive officers receive the benefits we provide to our salaried employees, including health care coverage, life and disability insurance protection, reimbursement of certain educational expenses, and a 401(k) plan for U.S. employees and a pension plan for Canadian employees. We provide these benefits to help offset the financial costs and loss of income arising from illness, disability or death, to encourage ongoing education in job-related areas and to allow employees to take advantage of favorable insurance rates available with group policies. We do not provide any of our executives with tax gross-ups during their employment (other than in connection with a business-related relocation).
In addition to the benefits provided to salaried employees generally, we also pay for parking at our principal office in Littleton, Colorado for four of our named executive officers and in 2014 we provided relocation benefits to Messrs. Perron and Ramey in the amounts set forth in footnote 7 to the Summary Compensation Table. The Committee believes that perquisites should not play an important role in the compensation of the Company's executives. The Committee has determined that the limited benefits described above are reasonable and in line with those typically provided to management-level employees and align with our overall compensation goal of providing competitive compensation and benefits to our executive officers that maximizes the interests of our shareholders.

OTHER ASPECTS OF OUR COMPENSATION PROGRAM
Retention Arrangements
In 2014, Mr. Wilson was entitled to certain retention payments pursuant to his employment agreement with the Company. This retention arrangement was negotiated by our predecessor company in 2004 in order to ensure that we retained experienced senior managers through the then-anticipated end date of operation of the TC Mine.
Pursuant to the arrangement, Mr. Wilson accrues, at the end of each calendar quarter, an amount equivalent to 9.375% of his base salary, or 37.5% of his base salary on an annual basis (subject to certain circumstances set forth below). On September 30, 2010, he was paid 40% of the retention amounts that had accrued as of the end of the calendar quarter ending on December 31, 2009. The remaining 60% of the retention amount that has accrued through December 31, 2009 was paid on June 30, 2012. The retention amounts accruing on and after January 1, 2010 are payable 70% on each September 30th thereafter (except that the amounts that otherwise would have been paid in September 2012 were paid in September 2013) and 30% after the executive's termination of employment with the Company for any reason other than cause or resignation under the age of 62. In the event Mr. Wilson's employment terminates for any reason other than cause prior to September 30th of any given year, including in connection with a change-of-control of the Company, he is entitled to all retention amounts that have accrued as of the end of the most recent calendar quarter prior to such termination.
The portion of these retention amounts that was earned in 2014 is included in the "Bonus" column of the Summary Compensation Table for 2014. The portion of these amounts that was earned in 2014 but is deferred and generally payable after termination of employment is included in the "All Other Compensation" column of the Summary Compensation Table as well as the Nonqualified Deferred Compensation Table.
Effective March 16, 2015, we entered into an amended and restated employment agreement with Mr. Wilson, which eliminated the retention arrangement. For a description of the material terms of Mr. Wilson's amended and restated employment agreement, please see the Current Report on Form 8-K filed with the SEC and on SEDAR on March 18, 2015.
Employment Agreements
We have employment agreements with each of our named executive officers. The Compensation Committee believes such agreements are necessary to attract talented executives. As discussed below, the Committee also believes that our executive employment agreements are structured so as to motivate our executives to act in the best interests of shareholders under certain extraordinary circumstances. The employment agreements for our named executive officers who commenced employment with the Company prior to 2012, except for Mr. Wilson, provide for an indefinite term, subject to certain termination rights. The employment agreements for our named executive officers who commenced employment with the Company during or after 2012, including Messrs. Perron and Ramey, provide for a three-year term, subject to certain termination and renewal rights. Mr. Wilson's amended and restated employment agreement provides for a five-year term, subject to certain termination and renewal rights.
The employment agreements with our named executive officers contain certain protections upon a change-in-control of the Company. The Committee believes that change-in-control protections serve to minimize the distraction caused by a potential change-in-control transaction and reduce the risk that key talent would leave the Company before a change-in-control transaction closes. The Committee also believes that these provisions motivate executives to make decisions that are in the best interests of our shareholders should a transaction take place by providing executives with the necessary financial security during a change-in-control transaction (and the subsequent period of uncertainty) to help them stay focused on managing the Company rather than their own personal employment situations. Provisions of the employment agreements of our named executive officers that relate to severance pay and termination benefits (including upon a change of control) are described below in further detail in the section entitled "Potential Payments and Benefits Upon Termination."
Stock Ownership Guidelines
In February 2012, the Board of Directors adopted stock ownership guidelines for named executive officers to further align their interests with those of our shareholders. Under the guidelines, our Chief Executive Officer must maintain ownership of stock with an aggregate value equal to at least 300% of base salary, and all other named executive officers must maintain ownership of stock with an aggregate value of at least 100% of base salary. Each of our named executive officers must attain the specified minimum ownership position by the later of (i) February 2017 and (ii) five years after becoming an executive officer of the Company. Unvested restricted stock units are counted towards satisfaction of these minimum ownership requirements, but unexercised stock options and unvested performance share units are not. The individual's tax basis in common shares at the time of the purchase is used to determine the value of shares held (or, in the case of unvested RSUs, the average closing price of a share of our stock for the 90-day period immediately preceding the determination date). The Compensation Committee reviews compliance (or progress towards compliance) with these guidelines annually. In its sole discretion, the Committee may impose such conditions, restrictions or limitations on any individual as it determines to be necessary or appropriate to achieve the purposes of the guidelines, including imposing restrictions on dispositions of our stock until compliance is achieved. These guidelines may be waived, at the discretion of the Committee, if compliance would create severe hardship or prevent an executive or director from complying with a court order, such as a divorce settlement.
Clawback Policy
In February 2014, our Board adopted a clawback policy pursuant to which it may recapture incentive compensation paid or awarded to an executive offer where the financial or operating results upon which the incentive compensation was based are subsequently restated, due to material non-compliance with financial reporting requirements, in a manner that would have reduced the size of the payment or award had the accurate data or restated results been known at the time of payment or award.
Pledging and Hedging of Company Stock
Short sales by an employee of the Company may reduce the employee's incentive to improve Company performance. For this reason, Company policy prohibits our officers, directors and all other employees from engaging in short sales or other short-position transactions in our common stock. Pursuant to Company policy adopted by our Board in March 2013, all executive officers and directors are prohibited from pledging the Company's securities as collateral for a loan, and all officers and directors are prohibited from engaging in any hedging transactions with respect to the Company's securities.
Income Tax and Accounting Considerations
In the event total compensation for certain of our named executive officers exceeds the $1 million threshold at which tax deductions are limited under Internal Revenue Code Section 162(m), our Compensation Committee will consider whether to take action to balance tax deductibility of executive compensation with its responsibility to retain and motivate executives with competitive compensation programs. The Committee may, but is not obligated to, take such actions as it deems to be in the best interests of the shareholders, including: (i) provide non-deductible compensation above the $1 million threshold; (ii) require deferral by a named executive officer of a portion of the bonus or other compensation to a time when payment may be deductible by us; and/or (iii) modify existing programs to qualify bonuses and other performance-based compensation to be exempt from the deduction limit.
Risk Management Considerations
The Compensation Committee believes that our performance-based bonus and equity programs create incentives to increase long-term shareholder value. Several elements of the program are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

•
Incentive bonus payments.  In order for our named executive officers to receive performance-based bonuses in 2014, the Company was required to meet a mix of quantitative financial goals and operational goals.

•
PSU awards.  The PSUs granted in 2014 vest three years from the grant date provided that we achieve the targets relating to our total shareholder return relative to the S&P TSX Global Base Metals Index and our generation of operating cash flow, in each case, over the three-year measurement period. These performance metrics were designed to better promote the creation of long-term value and thereby discourage behavior that may lead to excessive risk.

•
Stock option awards.  Beginning in 2014, all new grants of stock options will vest over a three, rather than a two-year period, and will continue to remain exercisable for five years from the date of grant, encouraging executives to look to long-term appreciation in equity values.

•	Stock Ownership Guidelines. Our directors and executive officers are subject to stock ownership guidelines requiring them to maintain a threshold level of ownership of Company stock.

•
Anti-Pledging and Hedging Policies. Pursuant to Company policy, our directors and executive officers are prohibited from pledging the Company's securities as collateral for a loan, and all officers and directors are prohibited from engaging in any hedging transactions with respect to the Company's securities.

•
Clawback Policy. Pursuant to Company policy, if we restate our financial or operating results due to material non-compliance with applicable financial reporting requirements, we may recapture certain incentive compensation paid or awarded to an executive officer that was based on such financial or operating results.

The Compensation Committee, in consultation with the Board, periodically reviews the Company's compensation policies and practices for named executive officers to confirm that those policies and practices do not encourage excessive risk-taking.

COMPENSATION COMMITTEE REPORT
We, the Compensation Committee of the Board of Directors of Thompson Creek Metals Company Inc., have reviewed and discussed the Compensation Discussion and Analysis set forth above with the management of the Company, and, based on such review and discussion, have recommended to the Board of Directors inclusion of the Compensation Discussion and Analysis in this Proxy Statement.
This Compensation Committee Report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.
COMPENSATION COMMITTEE
Denis C. Arsenault, Chairman
Anne E. Giardini
Timothy J. Haddon

SUMMARY COMPENSATION TABLE FOR FISCAL YEARS 2014, 2013 AND 2012
The following Summary Compensation Table sets forth the compensation of our named executive officers during the 2014, 2013 and 2012 fiscal years.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)(4)(5)	Option Awards ($)(3)(4)	Non-Equity Incentive Plan Compensation ($)(6)	All Other Compensation ($)(7)	Total ($)
Jacques Perron President, Chief Executive Officer and Director	2014	550,000	—	1,263,036	—	700,000	69,565	2,582,601
	2013	105,769	307,250	831,000	356,000	—	108,691	1,708,710

Pamela L. Saxton Executive Vice President and Chief Financial Officer	2014	345,100	—	594,373	—	278,699	13,000	1,231,172
	2013	345,100	—	539,478	83,250	91,106	12,500	1,071,434
	2012	335,193	—	646,872	—	131,900	23,510	1,137,475

Mark A. Wilson Executive Vice President and Chief Commercial Officer	2014	308,300	80,929	530,993	—	240,655	47,684	1,208,561
	2013	308,300	80,929	481,873	105,000	86,941	47,184	1,110,227
	2012	299,472	78,566	577,937	—	102,700	55,920	1,114,595

Wendy Cassity Vice President, General Counsel and Secretary	2014	288,400	—	397,374	—	200,579	13,000	899,353
	2013	288,400	—	360,588	—	77,868	12,500	739,356
	2012	280,161	—	432,533	—	95,200	15,316	823,210

Geoffrey Ramey Vice President, HR and HR Systems	2014	70,500	25,000	—	31,500	47,465	96,296	270,761

S. Scott Shellhaas Former President and Chief Operating Officer	2014	426,635	—	799,159	—	390,774	1,162,237	2,778,805
	2013	435,000	—	725,156	83,250	110,925	12,500	1,366,831
	2012	422,543	—	869,809	—	162,100	23,922	1,478,374
_______________________________________________________________________________

(1)
The Compensation Committee froze base salaries for 2014 for each of our named executive officers. Mr. Ramey's employment with the Company commenced on September 15, 2014; Mr. Shellhaas' employment with the Company terminated on December 12, 2014; and Mr. Perron's employment with the Company commenced on October 14, 2013. The base salary for each of those named executive officers was pro-rated accordingly for the applicable partial year of service.

(2)
The amount shown for Mr. Wilson consists of the retention payments earned during 2014 in accordance with the terms of his retention arrangement described above in our Compensation Discussion and Analysis under the heading "Other Aspects of Our Compensation Program—Retention Arrangements." Mr. Ramey received a one-time $25,000 "signing bonus" when he joined the Company in September 2014.

(3)
Amounts shown represent the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board ("FASB") Accounting Standards Codification Topic 718 ("ASC 718"). The amounts shown include amounts that have not yet vested, as well as awards that may be later canceled (such as upon an executive's termination of employment); these amounts do not reflect financial benefits actually realized by the executives. For the financial benefits actually realized by our continuing named executive officers in 2014, see the Realized Pay Table for Fiscal 2014, below.

For informational purposes, assuming achievement of the highest level of performance for PSUs, calculated by multiplying the closing price of the Company's common stock on the grant date by the maximum number of shares that could be issued upon vesting of the PSUs granted in 2014, the value of such awards would be $1,620,537 for Mr. Perron, $762,608 for Ms. Saxton, $681,291 for Mr. Wilson, and $509,850 for Ms. Cassity.

(4)
A discussion of the assumptions used in calculating the award values for the purposes of this table may be found in Note 15 to our 2014 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC.

(5)
In connection with Mr. Shellhaas' termination of employment and in accordance with the terms of his applicable award agreements, he forfeited all of his 2014 stock awards, as they were unvested at the time of his termination. The grant date fair value of these awards as reflected in the Summary Compensation Table is $799,159.

(6)
Amounts shown represent performance-based cash bonuses for performance in 2014, which were paid during the first quarter of 2015. See Compensation Discussion and Analysis under the heading "2014 Compensation—Cash Compensation—Performance-Based Cash Bonuses" for more information.

(7)	The components of the items in the All Other Compensation column for fiscal 2014 consist of the following:

Name	Qualified Savings (401(k))— Company Contribution	Deferred Compensation under Retention Arrangements	Perquisites, Tax Gross-ups and Other Personal Benefits (a)	Severance (b)	Total All Other Compensation for fiscal 2014
Jacques Perron	$13,000	—	$56,565		$69,565
Pamela L. Saxton	$13,000	—	—		$13,000
Mark A. Wilson	$13,000	$34,684	—		$47,684
Wendy Cassity	$13,000	—	—		$13,000
Geoffrey Ramey	$6,336	—	$89,960		$96,296
S. Scott Shellhaas	$13,000	—	—	$1,149,237	$1,162,237

(a)
The perquisites and other personal benefits set forth above for Mr. Perron are comprised of relocation benefits of $55,444 and a tax gross-up on such amount, which were paid under the terms of his employment agreement. The perquisites and other personal benefits set forth above for Mr. Ramey are comprised of relocation benefits of $77,713 and $12,247 of tax gross-ups on such amount, which were paid under the terms of his employment agreement. Pursuant to SEC rules, we have not included personal benefits for any other named executive officer as such amounts did not exceed $10,000 in the aggregate for any such individual for 2014.

(b)
The amount set forth under "Severance" for Mr. Shellhaas is comprised of the following payments, which were made or accrued to Mr. Shellhaas in 2014 in connection with the termination of his employment without cause, pursuant to the terms of his employment agreement (the amounts are net of any required withholdings): (a) a lump-sum severance payment of $870,000, which is equal to 24 months of his then-existing base salary; (b) a lump-sum severance payment of $193,333, which is equal to four weeks of his then-existing base salary multiplied by the number of years Mr. Shellhaas was employed by the Company; (c) a lump-sum payment of $17,492, which is equal to 24 multiplied by the last monthly premium amount paid on Mr. Shellhaas' behalf for long-term disability insurance; (d) a lump-sum payment of $31,788 representing his accrued and unused vacation; and (d) an aggregate amount of $36,624, which is payable to Mr. Shellhaas on a monthly basis over 24 months to cover costs for medical and dental insurance coverage under COBRA.

REALIZED PAY TABLE FOR FISCAL 2014
The following table presents actual compensation realized in 2014 by our named executive officers. This table supplements the Summary Compensation Table above, but is not a substitute for that table. The primary difference between this supplemental table and the Summary Compensation Table is the method used to value our PSUs, RSUs and stock options. Under SEC rules, the Summary Compensation Table reports the grant date fair value of all PSUs, RSUs and stock options granted during the year, regardless of whether the stock awards have vested or whether the option awards have been exercised. As a result, a significant portion of each total compensation amount reported in the Summary Compensation Table relates to stock awards and stock options that have not vested or been exercised and for which the value to the named executive officer is therefore uncertain (and which may end up having no value at all). In contrast, this supplemental table includes only PSUs and RSUs that have vested and options that were exercised during the year and shows the value of those awards on the applicable vesting or exercise date. It should be noted that these named executive officers might not actually realize the value attributed to these awards even in this supplemental table, because the ultimate value of their vested shares will depend on the value of our stock when they are sold.
The following information should be read in conjunction with the CD&A and the Summary Compensation Table above, and the tables and the footnotes below.

Name and Principal Position	Year	Salary (1)	Bonus (1)	Stock Vested (2)	Options Exercised (3)	Non-Equity Incentive Plan Compensation (1)	All Other Compensation (1)	Total Realized
Jacques Perron President, Chief Executive Officer and Director	2014	$550,000	$—	$199,000	$—	$700,000	$69,565	$1,518,565
Pamela L. Saxton Executive Vice President and Chief Financial Officer	2014	$345,100	$—	$43,131	$—	$278,699	$13,000	$679,930
Mark A. Wilson Executive Vice President and Chief Commercial Officer	2014	$308,300	$80,929	$38,523	$—	$240,655	$47,684	$716,091
Wendy Cassity Vice President, General Counsel and Secretary	2014	$288,400	$—	$28,825	$—	$200,579	$13,000	$530,804
Geoffrey Ramey Vice President, Human Resources and HR Systems	2014	$70,500	$25,000	$—	$—	$47,465	$96,296	$239,261
S. Scott Shellhaas Former President and Chief Operating Officer	2014	$426,635	$—	$57,968	$—	$390,774	$1,162,237	$2,037,614
_______________________________________________________________________________

(1)	These columns report the same amounts reported in the Summary Compensation Table. For an explanation of these amounts, see the applicable footnote in the Summary Compensation Table.

(2)
Amounts shown represent the aggregate value of all PSUs and RSUs that vested during the year. The value of vested stock awards is calculated by multiplying the number of shares vested by the closing price of our common stock on the vesting date. No PSUs vested in 2014 because the performance metrics were not met.

(3)	No options were exercised during 2014.

GRANTS OF PLAN-BASED AWARDS IN 2014
The following table presents information regarding the long-term incentive awards granted to our named executive officers in 2014. Amounts shown under the heading “Grant Date Fair Value of Stock and Option Awards” present the aggregate grant date fair value of the awards (as computed for financial accounting purposes) and do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards. For information regarding the financial benefit, if any, actually realized by each continuing named executive officer upon vesting of equity awards in 2014, see the Realized Pay Table for Fiscal 2014, above.

Name	Grant Date	Board Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (Annual Performance Bonus)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards (Performance Share Units)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(4)	Grant Date Fair Value of Stock and Options Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum(#)
Jacques Perron			$—	$495,000	$990,000
	5/22/2014	5/13/2014				—	294,643	589,286				$992,947
	5/22/2014	5/13/2014							98,214			$270,089
Pamela L. Saxton			$—	$207,060	$414,120
	5/22/2014	5/13/2014				—	138,656	277,312				$467,271
	5/22/2014	5/13/2014							46,219			$127,102
Mark A. Wilson			$—	$184,980	$369,960
	5/22/2014	5/13/2014				—	123,871	247,742				$417,445
	5/22/2014	5/13/2014							41,290			$113,548
Wendy Cassity			$—	$144,200	$288,400
	5/22/2014	5/13/2014				—	92,700	185,400				$312,399
	5/22/2014	5/13/2014							30,900			$84,975
Geoffrey Ramey			$—	$34,075	$68,150
	11/19/2014	11/7/2014								50,000	$2.02	$31,500
S. Scott Shellhaas			$—	$309,267	$618,534
	5/22/2014	5/13/2014				—	186,429	372,858				$628,266
	5/22/2014	5/13/2014							62,143			$170,893
_______________________________________________________________________________

(1)
Represents the threshold, target and maximum amounts payable under the 2014 Performance Bonus Plan. If the minimum performance criteria were not achieved for the threshold level, no bonus would be paid. Targeted performance bonus potential for each of Messrs. Ramey and Shellhaas was pro-rated to account for such officer's partial year of employment. Targeted performance bonus potential for our other named executive officers in 2014 was 90% of base salary for Mr. Perron, 60% of base salary for each of Ms. Saxton and Mr. Wilson, and 50% of base salary for Ms. Cassity. The actual amounts earned are listed in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table.

(2)
Represents the range of shares that may be released at the end of the three-year performance period applicable to PSU awards. The vesting terms for our PSUs are described in more detail above under "Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Plan Compensation." In connection with Mr. Shellhaas' termination of employment in December 2014, his 2014 grants of PSUs and RSUs were forfeited.

(3)
Represents awards of RSUs vesting as to one-third of the units on each of the first three anniversaries of the grant date. The vesting terms for our RSUs are described in more detail above under "Compensation Discussion and Analysis—2014 Compensation—Long-Term Incentive Plan Compensation."

(4)
The exercise price is equal to the volume-weighted average trading price of the Company's common stock on the Toronto Stock Exchange for the five days prior to the grant date, converted at the average noon exchange rate quoted by the Bank of Canada on the date of grant. The Board of Directors approved the number of options to be granted and the formula for determining the exercise price before the start of the five days which determined the exercise price.

(5)
Amounts shown represent the aggregate grant date fair value computed in accordance with the FASB ASC 718. A discussion of the assumptions used in calculating the award values for the purposes of this table may be found in Note 15 to our 2014 audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2014 as filed with the SEC. The grant date fair value of the PSUs is reported based on achievement of target performance.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END
The following table provides information on the holdings of stock options and stock awards by our named executive officers on December 31, 2014. For additional information about the stock and option awards, see the description of equity incentive compensation in the "Compensation Discussion and Analysis" section of this proxy statement.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock that Have Not Vested (#)(3)	Market Value of Shares or Units of Stock that Have Not Vested ($)(5)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have not Vested($)(5)
Jacques Perron	11/21/2013	133,334	266,666	$2.87	11/21/2018	200,000	$334,000	—	$—
	5/22/2014	—	—	$—	—	98,214	$164,017	294,643	$492,054
Pamela L. Saxton	2/24/2012	—	—	$—	—	4,807	$8,028	43,269	$72,259
	3/3/2013	50,000	25,000	$3.36	3/3/2018	22,600	$37,742	101,650	$169,756
	5/22/2014	—	—	$—	—	46,219	$77,186	138,656	$231,556
Mark A. Wilson	2/24/2012	—	—	$—	—	4,295	$7,173	38,658	$64,559
	3/3/2013	—	—	$—	—	20,183	$33,706	90,800	$151,636
	8/16/2013	50,000	25,000	$3.49	8/16/2018	—	$—	—	$—
	5/22/2014	—	—	$—	—	41,290	$68,954	123,871	$206,865
Wendy Cassity	9/27/2010	43,000	—	$9.43	8/5/2015	—	$—	—	$—
	2/24/2012	—	—	$—	—	3,214	$5,367	28,932	$48,316
	3/3/2013	—	—	$—	—	15,100	$25,217	67,950	$113,477
	5/22/2014	—	—	$—	—	30,900	$51,603	92,700	$154,809
Geoffrey Ramey	11/19/2014	—	50,000	$2.02	11/19/2019	—	$—	—	$—
S. Scott Shellhaas	2/24/2012	—	—	$—	—	6,464	$10,795	58,181	$97,162
	3/3/2013	50,000	—	$3.36	3/12/2015	—	$—	—	$—
_______________________________________________________________________________

(1)
Stock options granted prior to November 2013 vest one-third on the date of grant and one-third on each of the first and second anniversaries of the date of grant. Stock options granted in or after November 2013 vest one-third on each of the first, second and third anniversaries of the date of grant. All of Ms. Cassity's stock options have vested. All of Mr. Shellhaas' unvested stock options were forfeited on December 12, 2014 in connection with his termination of employment with the Company.

(2)
Mr. Shellhaas held 50,000 vested stock options as of the date his employment was terminated. Pursuant to the terms of his option award agreement, these options expired on the three-month anniversary of his termination date.

(3)	RSUs vest ratably on each of the first, second, and third anniversaries of the date of grant. See our Compensation Discussion & Analysis for a more detailed description of the terms of our RSUs.

(4)
Reflects the number of shares that may be released upon vesting of PSUs granted in 2012, 2013, and 2014 assuming target performance. PSUs granted in 2012 and 2013 cliff vest three years from the grant date based on the Company's achievement during the three-year measurement period of objective targets relating to the Company's total shareholder return relative to the Russell 2000 Index and the Company's success in replacing mineral reserves. PSUs granted in 2014 cliff vest three years from the grant date based on the Company's achievement during the three-year measurement period of objective targets relating to the Company's total shareholder return relative to the S&P TSX Global Base Metals Index and generation of specified cash flows from operations. PSUs granted in 2012 expired unvested on February 24, 2015. See our Compensation Discussion & Analysis for a more detailed description of the terms of our PSUs.

(5)
The market value is the number of shares shown in the table multiplied by $1.67, the closing market price of our common stock on the New York Stock Exchange on December 31, 2014, the last trading day of the Company's fiscal year 2014.

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2014
The following table provides information concerning RSUs vested during 2014 for each of the named executive officers. No named executive officers exercised options during 2014.

	Stock Awards
Name	Number of Shares Acquired on Vesting(#)	Value Realized on Vesting ($)
Jacques Perron	100,000	$199,000
Pamela L. Saxton	16,108	$43,131
Mark A. Wilson	14,387	$38,523
Wendy Cassity	10,765	$28,825
Geoffrey Ramey	—	$—
S. Scott Shellhaas	21,649	$57,968
2014 NONQUALIFIED DEFERRED COMPENSATION TABLE
The following table provides information regarding contributions, earnings, withdrawals, distributions and balances under the deferred portion of our retention arrangements with payment after termination of employment. Details of these retention arrangements are described above in our Compensation Discussion and Analysis under the heading "Other Aspects of Our Compensation Program; Retention Arrangements."

Name	Executive Contributions in 2014	Registrant Contributions in 2014 (1)	Aggregate Earnings in 2014	Aggregate Withdrawals / Distributions	Aggregate Balance at December 31, 2014
Jacques Perron	$—	$—	$—	$—	$—
Pamela L. Saxton	$—	$—	$—	$—	$—
Mark A. Wilson	$—	$34,684	$—	$—	$166,736
Wendy Cassity	$—	$—	$—	$—	$—
S. Scott Shellhaas	$—	$—	$—	$—	$—
_______________________________________________________________________________

(1)
The amount reported here as "Registrant Contributions" include amounts earned by Mr. Wilson in 2014 but generally payable after termination of employment under the terms of his retention arrangement and reported as compensation to in the "All Other Compensation" column of the Summary Compensation Table, above.

POTENTIAL PAYMENTS AND BENEFITS UPON TERMINATION
The following is a description of the potential payments that our named executive officers (except for Mr. Shellhaas) are entitled to receive under various scenarios in which their employment with us terminates. The employment of Mr. Shellhaas, our former President and Chief Operating Officer, terminated in December 2014. A summary of the actual payments he received in connection with such termination is provided at the end of this section.
Recent Changes to Employment Agreement with Mr. Wilson
Effective March 16, 2015, we entered into an amended and restated employment agreement with Mr. Wilson, which, among other things, eliminated his retention arrangement and amended certain of the potential payments that Mr. Wilson is eligible to receive upon termination of employment with us. These changes are noted, as applicable, below.
Estimated Payments Upon Death or Disability
In the event of a termination by reason of death or disability of a named executive officer, we are required, pursuant to such executive's employment agreement, to pay such executive or his or her estate: (i)  the equivalent of such officer's accrued vacation at the time of termination, subject to a maximum amount of accrued vacation based on such officer's vacation entitlement; and (ii) a pro-rated bonus payment if a bonus would otherwise have been awarded to the executive if he or she remained employed (payable at the time the bonus would have normally been payable).
In addition, each of Ms. Saxton and Ms. Cassity is, and prior to March 16, 2015, Mr. Wilson was, entitled, under the terms of his or her employment agreement, to the equivalent of four weeks of base salary at such executive's then-existing base salary multiplied by the number of years that such named executive officer has been employed by us (pro-rated for any partial year of employment). Effective March 16, 2015, Mr. Wilson is entitled to the equivalent of four weeks of his 2014 base salary, or approximately $23,715, multiplied by the number of years that he has been employed by us (pro-rated for any partial year of employment). Neither Mr. Perron nor Mr. Ramey is entitled to this additional payment. Prior to March 16, 2015, Mr. Wilson was also entitled to all retention amounts that have accrued as of the end of the most recent calendar quarter prior to such termination. He is no longer entitled to these amounts, as his retention arrangement has been eliminated. See "Compensation, Discussion and Analysis—Other Aspects of our Compensation Program; Retention Arrangements" for more information.
In the event of a termination by reason of death or disability, unvested PSUs, and RSUs granted to our named executive officers in February 2013 and thereafter are forfeited pursuant to their terms subject to the discretion of the Compensation Committee to determine otherwise. Any unvested PSUs or RSUs granted to our named executive officers prior to February 2013 continue to vest pursuant to their terms in the event of a termination by reason of death or disability according to their vesting schedule. As of the date of this proxy statement, none of our named executive officers holds unvested PSUs or RSUs granted prior to February 2013.
In the event of a termination by reason of death or disability, unvested options granted to our named executive officers are forfeited pursuant to their terms subject to the discretion of the Compensation Committee to determine otherwise. Vested options generally remain exercisable for a period of 12 months following termination by reason of death or disability.
Estimated Payments Upon Voluntary Termination by Executive or Retirement
Under the terms of the employment agreements of each of our named executive officers, upon voluntary termination of employment by the executive, the executive shall be entitled to receive in a lump sum, less any required withholdings, the equivalent of such officer's accrued vacation at the time of the notice date, subject to a maximum amount of accrued vacation based on such officer's vacation entitlement. In addition to this amount, upon retirement on or after age 62, each of Ms. Saxton and Ms. Cassity is, and prior to March 16, 2015, Mr. Wilson was, entitled to receive, less any required withholdings, the equivalent of four weeks of base salary at his or her then-existing base salary multiplied by the number of years such officer has been employed by us (pro-rated for any partial year of employment). Effective March 16, 2015, Mr. Wilson is entitled to the equivalent of four weeks of his 2014 base salary, or $23,715, multiplied by the number of years that he has been employed by us (pro-rated for any partial year of employment). Mr. Perron is entitled to a pro-rated bonus payment if a bonus would otherwise have been awarded to him if he remained employed (payable at the time the bonus would have normally been payable). Prior to March 16, 2015, Mr. Wilson was also entitled to all retention amounts that have accrued under his retention arrangement. As discussed above, Mr. Wilson's retention arrangement was terminated effective March 16, 2015.
Upon voluntary termination of employment by the executive, all unvested options, PSUs and RSUs are forfeited. Upon termination of employment due to retirement on or after age 62, any unvested RSUs, PSUs and options granted in February 2013 and thereafter are forfeited pursuant to their terms subject to Committee discretion to determine otherwise. Unvested RSUs and PSUs granted prior to February 2013 continue to vest after retirement on or after age 62 according to their vesting schedule. As of the date of this proxy statement, none of our named executive officers holds unvested PSUs or RSUs granted prior to February 2013. Vested options remain exercisable for a period of 3 months following termination of employment for reasons other than death or disability.
Estimated Payments Upon Termination for Other Reasons
Under the terms of the employment agreements of each of our named executive officers (except Mr. Wilson and Mr. Ramey), if we terminate his or her employment other than for Cause (as defined in each respective employment agreement), then the terminated officer is entitled to receive in a lump sum, less any required withholdings: (i)  the equivalent of 24 months' base salary in effect on the date notice of termination is given, or the notice date; (ii) the equivalent of such officer's accrued vacation as of the notice date, subject to a maximum amount of accrued vacation based on such officer's vacation entitlement; (iii) a pro-rated bonus payment based on our actual performance; and (iv) the equivalent of 24 multiplied by the last monthly premium amount that we have paid on such officer's behalf for long-term disability insurance prior to termination.
Each of Ms. Saxton and Ms. Cassity is also entitled to receive in a lump sum, less any required withholdings, the equivalent of four weeks of base salary at her then-existing base salary multiplied by the number of years such officer has been employed by us. Each named executive officer (except Mr. Wilson and Mr. Ramey) is also entitled to receive payments reflecting the cost of medical and dental insurance coverage during the 24-month period following any such termination.
Under the terms of Mr. Wilson's previous employment agreement, he was entitled to the payments described above, including the equivalent of four weeks of base salary at his then-existing base salary multiplied by the number of years he has been employed by us, plus all retention amounts that have accrued (as of the end of the most recent calendar quarter prior to such termination) under his retention arrangement. Effective March 16, 2015, if we terminate Mr. Wilson's employment other than for Cause (as defined in his employment agreement) prior to the three-year anniversary of his amended and restated employment agreement, then Mr. Wilson is entitled to receive in a lump sum, less any required withholdings: (i) a severance payment of $616,600; (ii) the equivalent of four weeks of his 2014 base salary, or approximately $23,715, multiplied by the number of years that he has been employed by us; (iii) the equivalent of his accrued vacation as of the notice date, subject to a maximum amount of accrued vacation based on his vacation entitlement; (iv) a pro-rated bonus payment based on our actual performance; and (v) the equivalent of 24 multiplied by the last monthly premium amount that we have paid on his behalf for long-term disability insurance prior to termination. He is also entitled to payments reflecting the cost of medical and dental insurance coverage during the 24-month period following any such termination.
Effective March 16, 2015, if we terminate Mr. Wilson's employment other than for Cause following the three-year anniversary of his amended and restated employment agreement, then Mr. Wilson is entitled to receive in a lump sum, less any required withholdings: (i) the equivalent of 12 months' base salary in effect on the notice date; (ii) the equivalent of four weeks of his 2014 base salary, or approximately $23,715, multiplied by the number of years that he has been employed by us; (iii) the equivalent of his accrued vacation as of the notice date, subject to a maximum amount of accrued vacation based on his vacation entitlement; (iv) a pro-rated bonus payment based on our actual performance; and (v) the equivalent of 12 multiplied by the last monthly premium amount that we have paid on his behalf for long-term disability insurance prior to termination. He is also entitled to receive payments reflecting the cost of medical and dental insurance coverage during the 12-month period following any such termination.
Under the terms of Mr. Ramey's employment agreement, if we terminate his employment other than for Cause (as defined in his employment agreement), then Mr. Ramey is entitled to receive in a lump sum, less any required withholdings: (i) the equivalent of 12 months' base salary in effect on the notice date; (ii) the equivalent of his accrued vacation as of the notice date, subject to a maximum amount of accrued vacation based on his vacation entitlement; (iii) a pro-rated bonus payment based on our actual performance; and (iv) the equivalent of 12 multiplied by the last monthly premium amount that we have paid for Mr. Ramey for long-term disability insurance prior to termination. He is also entitled to receive payments reflecting the cost of medical and dental insurance coverage during the 12-month period following his termination.
Upon termination other than for Cause, unvested PSUs and RSUs granted to our named executive officers in February 2013 and thereafter are forfeited subject to the discretion of the Committee to determine otherwise. Upon termination of employment by the Company other than for Cause, any unvested RSUs granted to our named executive officers prior to February 2013 which would have vested during the 24 months following termination by the Company other than for Cause vest on the notice date of such termination. Upon termination of employment by the Company other than for Cause, unvested PSUs granted prior to February 2013 to our named executive officers remain outstanding and subject to vest at target, if the applicable performance metrics are met.
Upon termination other than for Cause, unvested options granted to our named executive officers in February 2013 and thereafter are forfeited subject to the discretion of the Committee to determine otherwise. None of our named executive officers holds unvested options granted prior to February 2013. Vested options remain exercisable for a period of three months following termination of employment by the Company other than for Cause.
If we terminate the employment of any of our executives for Cause, such executive officer is only entitled to receive any compensation earned through the date of termination and the equivalent of such officer's accrued vacation at the time of the notice date, subject to a maximum amount of accrued vacation based on such officer's vacation entitlement.
Estimated Payments Upon a Change of Control
Pursuant to the terms of our employment agreements with Messrs. Perron and Ramey, if, during the term of the applicable agreement, there is a change of control (as defined in such agreement), and within 12 months of such change of control, we give notice of our intention to terminate his employment for any reason other than cause, or a triggering event (as defined in his employment agreement) occurs, and the officer elects to terminate his employment, then such officer is entitled to receive in a lump sum, less any required withholdings, (1) the equivalent of 24 months' base salary in effect on the notice date, (2) the equivalent of such officer's accrued vacation at the time of the notice date, subject to a maximum amount of accrued vacation based on such officer's vacation entitlement, (3) a lump sum equal to two-times such officer's target bonus for the year of termination if a bonus would otherwise have been awarded to him if he remained employed (payable at the time the bonus would have normally been payable), and (4) the equivalent of 24 multiplied by the last monthly premium amount that we have paid on such officer's behalf for long-term disability insurance prior to termination. Mr. Wilson's amended and restated employment agreement, effective March 16, 2015, contains identical terms regarding the triggers and respective payments upon termination in connection with a change of control, except that he is also entitled to the equivalent of four weeks of his 2014 base salary, or approximately $23,715, multiplied by the number of years that he has been employed by us.
Pursuant to the terms of our employment agreements with Ms. Saxton and Ms. Cassity, and the previous employment agreement with Mr. Wilson, in the event there is a change of control (as defined in the employment agreements) and (i) within 120 days of such change of control, such named executive officer elects to terminate his or her employment, or (ii) within 12 months of such change of control, we give notice of our intention to terminate his or her employment for any reason other than cause, or a triggering event (as defined in the employment agreements) occurs and such officer elects to terminate his or her employment, then such officer is entitled to receive in a lump sum, less any required withholdings, (1) the equivalent of 36 months' base salary in effect on the notice date, (2) the equivalent of four weeks of base salary at such officer's then-existing base salary multiplied by the number of years that such officer has been employed with us, (3) the equivalent of such officer's accrued vacation at the time of the notice date, subject to a maximum amount of accrued vacation based on such officer's vacation entitlement, (4) a pro-rated bonus payment based on our performance bonus guidelines, and (5) the equivalent of 36 multiplied by the last monthly premium amount that we have paid on such officer's behalf for long-term disability insurance prior to termination. Under his previous employment agreement, Mr. Wilson is also entitled to all retention amounts that have accrued as of the end of the most recent calendar quarter prior to such termination. These payments are described in more detail above under "Compensation, Discussion and Analysis—Other Aspects of our Compensation Program; Retention Arrangements."
Upon the termination of the executive's employment resulting from a change of control, each of our named executive officers are also entitled to payments reflecting the cost of medical and dental insurance coverage during the 24-month (in the case of Messrs. Perron and Ramey) or 36-month (in the case of Ms. Saxton and Ms. Cassity) period following such change of control. Mr. Wilson's amended and restated employment agreement entitles him to payments for the 24-month period; his previous agreement contained a 36-month entitlement.
With respect to unvested RSUs granted in February 2013 and thereafter, unvested PSUs and unvested options, upon a change of control, the Company shall be deemed to have achieved target performance for purposes of unvested PSUs and the Compensation Committee shall determine for each executive that such RSUs, PSUs and options will either: (i) immediately vest and settle or (ii) be assumed by the successor corporation, provided that, if assumed by the successor corporation, such RSUs, PSUs and options will immediately vest and settle in the event the executive is terminated or demoted during the 12-month period following the change of control. Upon a change of control, any unvested RSUs granted to our named executive officers prior to February 2013 which would have vested during the 36 months following notice of termination upon change of control vest on the notice date of such termination.
Other Employment Agreement Provisions and Tables
Except in the case of death, amounts due upon termination of employment to our named executive officers pursuant to their employment agreements are conditioned upon such officer executing a general release of claims in a form satisfactory to us. Our named executive officers are subject to non-solicitation requirements following termination of employment as well as confidentiality obligations. The non-solicit is 12 months for Mr. Perron and 24 months for each of our other named executive officers.

The tables below describe and quantify certain compensation that would become payable under plans and agreements in effect as of December 31, 2014, assuming that the named executive officer's employment had terminated on December 31, 2014, or, in the case of a change of control, that a change in control occurred and the named executive officer's employment had terminated on December 31, 2014, given the named executive officer's compensation, age and service levels as of such date and, if applicable, based on our closing stock price on that date. These benefits are in addition to benefits available generally to salaried employees and do not include any pro-rated bonus since the tables are prepared as of December 31, 2014. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event and our stock price. To the extent that any payment would be subject to interest and additional tax imposed pursuant to Internal Revenue Code Section 409A, then such payment will be paid on the date that is the earliest of six months from the termination date or such other date as will not result in such payment being subject to such Section 409A sanctions.
In addition, we have agreed with each named executive officer that, in the event any payment received or to be received by such officer would constitute a "parachute payment" within the meaning of Section 280G and would otherwise be subject to the excise tax imposed by Section 4999 of the Code, then such payment shall be either: (i) provided to such named executive officer in full, or (ii) provided to such named executive officer as to such lesser extent as would result in no portion of such payment being subject to such excise tax, whichever of the amounts, when taking into account applicable federal, state, local and foreign income and employment taxes and any other taxes, results in the named executive officer receiving (on an after tax basis) the greatest amount of benefits (notwithstanding the fact that all or some of the payments may be taxable). Any such reduction would be calculated at the time of the termination event or change of control and is not reflected in the estimated amounts provided in the tables below.
JACQUES PERRON
The following table shows the potential payments upon termination or a change of control of the Company for Jacques Perron, our President and Chief Executive Officer.

	Voluntary Termination/ Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance	$—	$1,100,000	$—	$1,100,000	$—	$—
Bonus (1)	$495,000	$495,000	$—	$990,000	$495,000	$495,000
Unvested RSUs (2)(3)	$—	$—	$—	$498,017	$—	$—
Unvested PSUs (2)(3)	$—	$—	$—	$492,054	$—	$—
Benefits Payments	$—	$21,370	$—	$21,370	$—	$—
Unused Vacation Pay	$37,670	$37,670	$37,670	$37,670	$37,670	$37,670
Total	$532,670	$1,654,040	$37,670	$3,139,111	$532,670	$532,670
_______________________________________________________________________________

(1)	The amounts assume a performance bonus payout at target for 2014. The amount reflected for "Change of Control" equals two-times target bonus for 2014.

(2)
The amounts reflected for "Change of Control" assume target payout of PSUs. Upon a change of control, the RSUs and PSUs will either immediately vest and settle or be assumed by the successor corporation.

(3)
The value was calculated by multiplying the number of shares vesting by $1.67, the closing market price of our common stock on the New York Stock Exchange on December 31, 2014, the last trading day of the Company's fiscal year 2014.

PAMELA L. SAXTON
The following table shows the potential payments upon termination or a change of control of the Company for Ms. Saxton, our Executive Vice President and Chief Financial Officer.

	Voluntary Termination/ Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance	$186,929	$877,129	$—	$1,222,229	$186,929	$186,929
Bonus (1)	$—	$207,060	$—	$207,060	$207,060	$207,060
Unvested RSUs (2)(3)(4)	$8,028	$8,028	$—	$122,956	$8,028	$8,028
Unvested PSUs (2)(3)(4)	$72,259	$72,259	$—	$473,571	$72,259	$72,259
Benefits Payments	$—	$55,940	$—	$83,911	—	$—
Unused Vacation Pay	$19,246	$19,246	$19,246	$19,246	$19,246	$19,246
Total	$286,462	$1,239,662	$19,246	$2,128,973	$493,522	$493,522
_______________________________________________________________________________

(1)	The amounts assume a performance bonus payout at target for 2014.

(2)
The value was calculated by multiplying the number of shares vesting on termination of employment by $1.67, the closing market price of our common stock on the New York Stock Exchange on December 31, 2014, the last trading day of the Company's fiscal year 2014.

(3)
In the event of termination of employment due to retirement after age 62, death or permanent disability, any unvested PSUs and RSUs granted to our named executive officers prior to February 2013 continue to vest according to the vesting schedule; the amounts provided for these scenarios assume that the applicable RSUs vested and that the Company had achieved target performance with respect to the applicable PSUs.

(4)	The amounts reflected for "Change of Control" assume immediate vesting of unvested RSUs and PSUs (at target).
MARK A. WILSON
The following table shows the potential payments upon termination or a change of control of the Company for Mr. Wilson, our Executive Vice President and Chief Commercial Officer.

	Voluntary Termination/ Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance	$—	$860,671	$—	$1,168,971	$244,071	$244,071
Bonus (1)	$—	$184,980	$—	$184,980	$184,980	$184,980
Retention (2)	$186,968	$186,968	$—	$186,968	$186,968	$186,968
Unvested RSUs (3)(4)(5)	$—	$7,174	$—	$109,834	$7,174	$7,174
Unvested PSUs (3)(4)(5)	$—	$64,559	$—	$423,060	$64,559	$64,559
Benefits Payments	$—	$77,711	$—	$116,567	$—	$—
Unused Vacation Pay	$18,972	$18,972	$18,972	$18,972	$18,972	$18,972
Total	$205,940	$1,401,035	$18,972	$2,209,352	$706,724	$706,724
_______________________________________________________________________________

(1)	The amounts assume a performance bonus payout at target for 2014.

(2)
These amounts reflect amounts payable under the terms of the retention arrangement described above in our Compensation Discussion and Analysis under the heading "Other Aspects of Our Compensation Program; Retention Arrangements." This retention arrangement was terminated effective March 16, 2015.

(3)
The value was calculated by multiplying the number of shares vesting on termination of employment by $1.67, the closing market price of our common stock on the New York Stock Exchange on December 31, 2014, the last trading day of the Company's fiscal year 2014.

(4)
In the event of termination of employment due to retirement after age 62, death or permanent disability, any unvested PSUs and RSUs granted to our named executive officers prior to February 2013 continue to vest according to the vesting schedule; the amounts provided for these scenarios assume that the applicable RSUs vested and that the Company had achieved target performance with respect to the applicable PSUs.

(5)	The amounts reflected for "Change of Control" assume immediate vesting of unvested RSUs and PSUs (at target).
WENDY CASSITY
The following table shows the potential payments upon termination or a change of control of the Company for Ms. Cassity, our Vice President, General Counsel and Secretary.

	Voluntary Termination/ Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance	$—	$682,547	$—	$970,947	$105,747	$105,747
Bonus (1)	$—	$144,200	$—	$144,200	$144,200	$144,200
Unvested RSUs (2)(3)(4)	$—	$5,367	$—	$82,187	$5,367	$5,367
Unvested PSUs (2)(3)(4)	$—	$48,316	$—	$316,602	$48,316	$48,316
Benefits Payments	$—	$65,963	$—	$98,944	$—	$—
Unused Vacation Pay	$1,664	$1,664	$1,664	$1,664	$1,664	$1,664
Total	$1,664	$948,057	$1,664	$1,614,544	$305,294	$305,294
_______________________________________________________________________________

(1)	The amounts assume a performance bonus payout at target for 2014.

(2)
The value was calculated by multiplying the number of shares vesting on termination of employment by $1.67, the closing market price of our common stock on the New York Stock Exchange on December 31, 2014, the last trading day of the Company's fiscal year 2014.

(3)
In the event of termination of employment due to retirement after age 62, death or permanent disability, any unvested PSUs and RSUs granted to our named executive officers prior to February 2013 continue to vest according to the vesting schedule; the amounts provided for these scenarios assume that the applicable RSUs vested and that the Company had achieved target performance with respect to the applicable PSUs.

(4)	The amounts reflected for "Change of Control" assume immediate vesting of unvested RSUs and PSUs (at target).

GEOFFREY RAMEY
The following table shows the potential payments upon termination or a change of control of the Company for Geoffrey Ramey, our Vice President of Human Resources & HR Systems.

	Voluntary Termination/ Retirement ($)	Involuntary not for Cause ($)	Involuntary for Cause ($)	Change of Control ($)	Disability ($)	Death ($)
Severance	$—	$235,000	$—	$470,000	$—	$—
Bonus (1)	$—	$34,075	$—	$68,150	$34,075	$34,075
Unvested RSUs (2)	$—	$—	$—	$—	$—	$—
Unvested PSUs (2)	$—	$—	$—	$—	$—	$—
Benefits Payments	$—	$30,410	$—	$60,821	$—	$—
Unused Vacation Pay	$1,256	$1,256	$1,256	$1,256	$1,256	$1,256
Total	$1,256	$300,741	$1,256	$600,227	$35,331	$35,331
_______________________________________________________________________________

(1)	The amounts assume a performance bonus payout at target for 2014. The amount reflected for "Change of Control" equals two-times target bonus for 2014.

(2)	Mr. Ramey did not own any RSUs or PSUs as of December 31, 2014.
S. SCOTT SHELLHAAS
As discussed above, Mr. Shellhaas, our former President and Chief Operating Officer, was terminated without cause in December 2014. In connection with his termination, Mr. Shellhaas received, or will receive, as applicable, the following payments and other benefits from us pursuant to the terms of his employment agreement:

•	a lump-sum severance payment in the amount of $870,000, which is equal to 24 months' of his then-existing base salary;

•	a lump-sum severance payment of $193,333, which is equal to four weeks of his then-existing base salary multiplied by the number of years Mr. Shellhaas was employed by the Company;

•	a pro-rated performance bonus in the amount of $390,774, which was based on actual performance and is payable at the time the 2014 bonuses are paid to employees;

•	a lump-sum payment of $17,492, which is equal to 24 multiplied by the last monthly premium amount paid on Mr. Shellhaas' behalf for long-term disability insurance;

•	a lump-sum payment of $31,788 representing his accrued and unused vacation; and

•	an aggregate amount of $36,624, which is payable to Mr. Shellhaas on a monthly basis over 24 months to cover costs for medical and dental insurance coverage under COBRA.
Pursuant to the terms of Mr. Shellhaas' award agreements under our Long-Term incentive Plan, the following unvested equity awards continued to vest after the date of termination in accordance with the applicable vesting for such awards as though Mr. Shellhaas were in active, continuous employment with us:

•	6,464 RSUs, which vested on February 24, 2015;

•	58,181 PSUs, which expired unvested in February 2015, as the applicable performance metrics were not achieved.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

On the recommendation of the Audit Committee, the Board recommends that our shareholders appoint KPMG LLP as our independent registered public accounting firm through the next annual meeting of shareholders and authorize our Board to fix its remuneration for such period. You are being asked to approve these items pursuant to Proposal 2. During 2014, KPMG LLP served as our independent registered public accounting firm and also provided certain other audit-related and tax services, as further described below. A representative of KPMG LLP is expected to be present at the annual and special meeting and will have an opportunity to make a statement should he or she so desire. The representative will also be available to respond to appropriate questions from shareholders during the meeting.
The following table sets forth approximate aggregate fees billed to us for the fiscal years ending December 31, 2014 and 2013 by KPMG LLP:

	2014	2013
Audit Fees (1)	$1,362,432	$1,348,250
Audit Related Fees (2)	37,753	15,000
Tax Fees	—	—
All Other Fees	—	—
Total	$1,400,185	$1,363,250
_______________________________________________________________________________

(1)
These fees for both years relate to services rendered in connection with the audit of our annual financial statements, review of our quarterly financial statements, review of the financial statements of our Endako Mine joint venture, and services in connection with our regulatory filings.

(2)	For 2014, these fees relate to consent filings and registration statements. For 2013, these fees relate to services rendered in connection with a consent.
The Audit Committee pre-approved all audit and non-audit services performed by the Company's independent auditor in advance. The Audit Committee also reviewed and approved actual spending on such services on a quarterly basis.
AUDIT COMMITTEE REPORT
Our Audit Committee represents and assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company's financial statements, our compliance with legal and regulatory requirements, the independent registered public accounting firm's qualifications and independence, and the performance of our internal audit function and independent registered public accounting firm. The Audit Committee manages our relationship with our independent registered public accounting firm (which reports directly to the Audit Committee). The Audit Committee has the authority to obtain advice and assistance from outside legal, accounting or other advisers as it deems necessary to carry out its duties and receives appropriate funding, as determined by the Audit Committee, from the Company for such advice and assistance.
Management is primarily responsible for the preparation, presentation and integrity of our financial statements and our internal control over financial reporting. The Company's independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our financial statements in accordance with generally accepted auditing standards and for expressing opinions on the conformity of those financial statements with United States generally accepted accounting principles and the effectiveness of our internal control over financial reporting. The Audit Committee monitors the Company's financial reporting process and reports to the Board on its findings.
In the performance of its oversight function, the Audit Committee has reviewed and discussed with management and the Company's independent registered public accounting firm, KPMG LLP, the audited financial statements for the year ended December 31, 2014. The Audit Committee has also discussed with KPMG LLP the matters required to be discussed under the rules adopted by the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee has received from KPMG LLP the written disclosures and the letter required by the applicable requirements of the PCAOB regarding KPMG LLP's communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP that firm's independence.
Based upon the reviews and discussions referred to above, in reliance on management and KPMG LLP, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee's charter, the

Audit Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014, for filing with the SEC.
The undersigned members of the Audit Committee have submitted this Report to the Board of Directors.
AUDIT COMMITTEE
James L. Freer, Chairman
Denis C. Arsenault
Carol T. Banducci

ELECTION OF DIRECTORS (PROPOSAL 1)
Our Board of Directors presently is comprised of 7 directors. On the recommendation of the Compensation and Governance Committee, the Board has nominated the 7 persons named below for election as directors this year, each to serve until the next annual meeting of shareholders or until his or her successor is elected or appointed:

•	Denis C. Arsenault

•	Carol T. Banducci

•	James L. Freer

•	James P. Geyer

•	Anne E. Giardini

•	Timothy J. Haddon

•	Jacques Perron
The Board believes that all the nominees named above are highly qualified and have the skills and experience required for effective service on the Board. The nominees' individual biographies, included in this proxy statement above under "Directors and Executive Officers — Directors," contain information about their experience, qualifications and skills that led the Board to nominate them.
All of the nominees other than Ms. Giardini, who was appointed to the Board in May 2014, were elected to the Board at our last annual meeting, and all of the nominees are currently serving as directors of the Company. All of the nominees have indicated to the Company that they will be available to serve as directors. In the event that any nominee should become unavailable, the proxy holders will vote for a nominee or nominees designated by the Board.
Each director nominee who receives more "FOR" votes than votes "WITHHELD" representing shares of Thompson Creek common stock present in person or represented by proxy and entitled to be voted at the annual and special meeting will be elected. If an incumbent director nominee receives a greater number of votes "WITHHELD" with respect to his or her election than votes "FOR" such election, he or she is required to tender his or her resignation in accordance with our Board of Directors' Voting Policy described above under "Corporate Governance and Board Matters — Board Policy Regarding Voting for Directors."
If you sign your proxy or voting instruction card but do not give instructions with respect to voting for directors, your shares will be voted for the 7 persons recommended by the Board.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF ALL OF THE DIRECTOR NOMINEES NAMED IN THIS PROXY STATEMENT.

APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
(PROPOSAL 2)
On the recommendation of the Audit Committee, our Board of Directors recommends the appointment of KPMG LLP as our independent registered public accounting firm for the ensuing year and the authorization to fix its remuneration for such term. During 2014, KPMG LLP served as our independent registered public accounting firm and also provided certain other audit-related and tax services. See the section above entitled "Principal Accountant Fees and Services" for more information on the fees paid to and services performed by KPMG LLP for the Company during 2014 and 2013. A representative of KPMG LLP is expected to be present at the annual meeting and will have an opportunity to make a statement should he or she so desire. The representative will also be available to respond to appropriate questions from shareholders during the meeting.
You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to this proposal. The affirmative vote of the holders of a majority of the votes cast, either in person or by proxy, at the meeting will be required for the approval of this proposal.
OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPOINTMENT OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE ENSUING YEARAND THE AUTHORIZATION OF OUR BOARD TO FIX KPMG LLP'S REMUNERATION FOR SUCH TERM.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
(PROPOSAL 3)
In accordance with Section 14A of the Exchange Act, we are asking our shareholders to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement through the following resolution:
"RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the section entitled "Executive Compensation — Compensation Discussion and Analysis," the compensation tables and the narrative discussion following such compensation tables, and the other related disclosures in this proxy statement."
Our executive compensation program is designed to pay for performance by linking short- and long-term awards to pre-established and objective Company performance goals; tie compensation to the interests of our shareholders and the creation of shareholder value; and provide a competitive level of compensation that will attract and retain talented high-achievers.
The section above entitled "Executive Compensation — Compensation Discussion and Analysis" describes our executive compensation program and the decisions made by our Compensation Committee in 2014 in more detail.
This "say on pay" proposal allows our shareholders to express their view regarding the decisions of the Compensation Committee with respect to 2014 compensation of our named executive officers. Your advisory vote will serve as a tool to guide the Board of Directors and the Compensation Committee in continuing to improve the alignment of our executive compensation programs with the objective of creating long-term value for our shareholders. Our current policy is to hold a "say on pay" vote each year until the next required shareholder vote on the frequency of the "say on pay" vote. We expect that the next such frequency vote will occur at the 2017 annual and special meeting of shareholders.
You may vote "FOR," "AGAINST" or "ABSTAIN" with respect to this proposal. The affirmative vote of the holders of a majority of the votes cast, either in person or by proxy, at the meeting will be required for the approval of this proposal.
     OUR BOARD OF DIRECTORS UNANIMOULSY RECOMMENDS A VOTE FOR THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Thompson Creek Metals Company Inc.
(“Corporation”)

FORM OF PROXY (“PROXY”)

Annual and Special Meeting
Thursday, May 7, 2015, at 10:00 AM (EST)
One King West Hotel,
Toronto, Ontario, Canada
(“Meeting”)

RECORD DATE:	March 16, 2015
CONTROL NUMBER:
SEQUENCE #:
FILING DEADLINE FOR PROXY:	Tuesday, May 5, 2015, at 10:00 AM (EST)

VOTING METHODS
INTERNET	Go to www.voteproxyonline.com and enter the 12 digit control number above
FACSIMILE	416 595-9593
MAIL or HAND DELIVERY	TMX EQUITY TRANSFER SERVICES INC.* 200 University Avenue, Suite 300, Toronto, Ontario, M5H 4H1
The undersigned hereby appoints Timothy Haddon, Chairman of the Board of the Corporation, or failing him, Jacques Perron, President and Chief Executive Officer, or failing both of them Wendy Cassity, Vice President, General Counsel and Secretary (“Management Nominees”), or instead of any of them, the following Appointee as proxyholder on behalf of the undersigned with the power of substitution to attend, act and vote for and on behalf of the undersigned in respect of all matters that may properly come before the Meeting and at any adjournment(s) or postponement(s) thereof, to the same extent and with the same power as if the undersigned were personally present at the said Meeting or such adjournment(s) or postponement(s) thereof in accordance with voting instructions, if any, provided below.

- SEE VOTING GUIDELINES ON REVERSE -
RESOLUTIONS - MANAGEMENT VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT ABOVE THE BOXES

1. Election of Directors			FOR	WITHHOLD

a)	Denis C. Arsenault

b)	Carol T. Banducci

c)	James L. Freer

d)	James P. Geyer

e)	Anne E. Giardini

f)	Timothy J. Haddon

g)	Jacques Perron

2. Appointment of Auditors		FOR	AGAINST	ABSTAIN

Appointment of KPMG LLP as Auditors of the Corporation for the ensuing year and authorizing the Directors to fix their remuneration.

3. Advisory Vote to Approve Executive Compensation		FOR	AGAINST	ABSTAIN

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed in the section entitled "Executive Compensation — Compensation Discussion and Analysis," the compensation tables and the narrative discussion following such compensation tables, and the other related disclosures in the proxy statement.

This proxy revokes and supersedes all earlier dated proxies and MUST BE SIGNED.

PLEASE PRINT NAME                Signature of Registered owner(s) Date (MM/DD/YYYY)

Proxy Voting - Guidelines and Conditions

1.	THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE CORPORATION.

2.	THIS PROXY SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT PRIOR TO VOTING.

3.
If you appoint the Management Nominees to vote your securities, they will vote in accordance with your instructions or, if no instructions are given, in accordance with the Management Voting Recommendations highlighted for each Resolution overleaf. If you appoint someone else to vote your securities, they will also vote in accordance with your instructions or, if no instructions are given, as they in their discretion choose.

4.
This proxy confers discretionary authority on the person named to vote in his or her discretion with respect to amendments or variations to the matters identified in the Notice of the Meeting, such other matters which may properly come before the Meeting or any adjournment or postponement thereof.

5.
Each security holder has the right to appoint a person other than the Management Nominees specified herein to represent them at the Meeting or any adjournment or postponement thereof. Such right may be exercised by inserting in the space provided the name of the person to be appointed, who need not be a security holder of the Corporation.

6.	To be valid, this proxy must be signed. Please date the proxy. If the proxy is not dated, it is deemed to bear the date of its being mailed to the security holders of the Corporation.

7.
To be valid, this proxy must be filed using one of the Voting Methods and before the Filing Deadline for Proxy, noted overleaf or in the case of any adjournment or postponement of the Meeting not less than 48 hours (Saturdays, Sundays and holidays excepted) before the time of the adjourned or postponed meeting. Late proxies may be accepted or rejected by the Chairman of the Meeting in his discretion, and the Chairman is under no obligation to accept or reject any particular late proxy.

8.
If the security holder is a corporation, the proxy must be executed by an officer or attorney thereof duly authorized, and the security holder may be required to provide documentation evidencing the signatory’s power to sign the proxy.

Notice-and-Access

The Canadian securities regulators have adopted new rules which permit the use of notice-and-access for proxy solicitation instead of the traditional physical delivery of material. This new process provides the option to post meeting related materials including proxy statement as well as annual financial statements and management’s discussion and analysis, on a website in addition to EDGAR (in the U.S.) and SEDAR (in Canada). Under notice-and-access, meeting related materials will be available for viewing for up to 1 year from the date of posting and a paper copy of the material can be requested at any time during this period.

Disclosure regarding each matter or group of matters to be voted on is in the proxy statement in the Section with the same title as each Resolution overleaf. You should review the proxy statement before voting.

Thompson Creek Metals Company Inc. has elected to utilize notice-and-access for all Canadian Holders and provide you with the following information:

Meeting materials are available electronically at www.sedar.com and also at https://noticeinsite.tmxequity.com/ThompsonCreekAGM2015.

If you are a Canadian Holder and wish to receive a paper copy of the Meeting materials or have questions about notice-and-access, please call 1-866-393-4891. In order to receive a paper copy in time to vote before the meeting, your request should be received by April 30, 2015.

Investor inSite

TMX Equity Transfer Services Inc.* offers at no cost to security holders, the convenience of secure 24-hour access to all data relating to their account including summary of holdings, transaction history, and links to valuable security holder forms and Frequently Asked Questions.

To register, please visit
www.tmxequitytransferservices.com/investorinsite

Click on, “Register Online Now” and complete the registration form. Call us toll free at 1-866-393-4891 with any questions.

*TMX Equity Transfer Services Inc. is operating the transfer agency and corporate trust business in the name of Equity Financial Trust Company for a transitional period.
TMXEquityTransferServices.com
VANCOUVER CALGARY TORONTO MONTRÉAL